UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HANCOCK HOLDING COMPANY
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 12, 2018

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

Hancock Holding Company (the Company) will hold its Annual Meeting of Shareholders on Thursday, May 24, 2018, at 10:30 a.m. local time at One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi 39501 for the following purposes:

1.	To elect four directors to serve until the 2021 annual meeting;

2.	To approve an amendment to the Company’s Articles of Incorporation to change the Company’s name to Hancock Whitney Corporation;

3.	To approve, on an advisory basis, the compensation of our named executive officers; and

4.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2018.

Only holders of record of shares of our common stock at the close of business on March 23, 2018 are entitled to notice of, and to vote at, the meeting or any adjournment thereof. We direct your attention to the attached proxy statement for more complete information regarding the matters to be acted upon at the annual meeting.

Your vote is important, whether or not you expect to attend the meeting. If voting by mail, please mark, date, sign and promptly return the enclosed proxy in the accompanying envelope. No postage is required if mailed in the United States. You may later revoke your proxy and vote in person.

By order of the Board of Directors,

James B. Estabrook, Jr. Chairman of the Board	John M. Hairston President & CEO

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be held on May 24, 2018:

The notice of annual meeting, proxy statement, proxy card and the 2017 annual report for the period ending December 31, 2017, are available at https://materials.proxyvote.com/410120

2018 PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.

2018 Annual Meeting Information (see pages 3 - 7)
Date:	Thursday, May 24, 2018
Time:	10:30 a.m., Central Time
Location:	One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi 39501
Record Date:	March 23, 2018
Admission:

To attend the meeting in person and vote your shares, see requirements listed under “How do I vote my shares in person at the annual meeting?” To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations by telephone at (504) 299-5208 or toll free at (800) 347-7272, or by email at InvestorRelations@hancockwhitney.com.

Items of Business
Proposal	Board Recommendation	Page Number
1. Elect four directors to serve until the 2021 annual meeting	FOR all Nominees	7
2. Approve an amendment to the Company’s Articles of Incorporation to change the Company’s name to “Hancock Whitney Corporation”	FOR	49
3. Approve, on an advisory basis, the compensation of our named executive officers	FOR	49
4. Ratify the selection of PricewaterhouseCoopers LLP, our independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2018	FOR	53
Fiscal 2017 Company Performance Highlights (see page 25)
• Increases in both net income of 44% and earnings per share of 33% for the year ending December 31, 2017
• An increase in core, pre-provision net revenue* of $87.7 million, or 26%, for the year ending December 31, 2017
• An increase in average total loans of $2.3 billion, or 13%, for the year ending December 31, 2017
• An increase in average total deposits of $2.8 billion, or 15%, for the year ending December 31, 2017
• Tangible common equity ratio of 7.73% at December 31, 2017
* For a reconciliation of this and other non-GAAP financial measures, refer to Appendix A to this Proxy Statement
Executive Compensation Best Practices (see pages 27 - 28)
• Significant percentage of executive target compensation is performance-based
• Majority of long-term incentives awarded to executives are performance-based
• Mandated post-vest holding periods for stock awards
• No excise tax gross-up provisions in change in control agreements
• Clawback policy empowering board to recover certain compensation paid when there has been a material restatement of financial statements
• Limited perquisites
• Executive stock ownership requirements

2018 PROXY STATEMENT SUMMARY (cont’d)

Corporate Governance Best Practices
• Independent Chairman of the Board
• All key Board committee members are independent
• Independent directors meet regularly without management
• Stock ownership and retention guidelines exist for executive officers and directors
Current Directors and Director Nominees
Name	2018 Nominee	Director Since	Independent	Position	Current Committee Memberships
John M. Hairston	✓	2006	---	President of the Company and Chief Executive Officer of the Company and the Bank	Executive
James H. Horne	✓	2000	✓	Co-owner and President of Handy Lock Self Storage Centers; real estate developer	Board Risk Executive
Jerry L. Levens	✓	2009	✓	Partner of CPA firm of Alexander, Van Loon, Sloan, Levens & Favre, PLLC	Audit Board Risk (Chair) Executive
Christine L. Pickering	✓	2000	✓	Owner of Christy Pickering, CPA	Audit (Vice Chair) Compensation Corporate Governance & Nominating (Chair) Executive
Frank E. Bertucci		2000	✓	President of F.E.B. Distributing Co., Inc.	Compensation (Chair) Corporate Governance & Nominating (Vice Chair) Executive
James B. Estabrook, Jr. (Chairman of the Board)		1995	✓	Chairman of the Board of the Company; President of Estabrook Motor Co., Inc.	Board Risk Executive (Chair)
Hardy B. Fowler		2011	✓	Retired Office Managing Partner of New Orleans office of KPMG	Audit (Chair) Compensation Executive
Randall W. Hanna		2009	✓	Dean of Florida State University Panama City	Board Risk (Vice Chair)
Constantine S. Liollio		2016	✓	President of PAA Natural Gas Storage, LLC	Compensation
Sonya C. Little		2016	✓	Chief Financial Officer for the City of Tampa, Florida	Audit Board Risk
Eric J. Nickelsen		2011	✓	Real estate developer; former bank executive	Audit Compensation (Vice Chair) Corporate Governance & Nominating Executive
Thomas H. Olinde		2009	✓	President of Olinde Hardware and Supply Co., Inc.	Compensation Corporate Governance & Nominating
Robert W. Roseberry		2001	✓	Owner and operator of Pine Lake Farms, LLC; former bank executive	Board Risk Corporate Governance & Nominating
Joan C. Teofilo		2016	✓	President and Chief Executive Officer of The Energy Authority	Board Risk
C. Richard Wilkins		2016	✓	Attorney and Shareholder of the Maynard Cooper & Gale law firm	Board Risk

HANCOCK HOLDING COMPANY

PROXY STATEMENT FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2018

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

You are receiving these materials because you owned shares of our common stock at the close of business on March 23, 2018, the record date for the meeting, and are entitled to vote those shares at the meeting. All materials for the 2018 annual meeting are available to you online at https://materials.proxyvote.com/410120 beginning April 12, 2018 and, in some cases, we have delivered printed proxy materials to you. This proxy statement summarizes information you should consider in connection with your vote on the matters that will be considered at the annual meeting. You do not need to attend the annual meeting in person to vote your shares.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission (the SEC), we are permitted to furnish proxy materials, including this proxy statement and our 2017 annual report, to shareholders by providing access to these documents online instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless requested. Instead, most shareholders will only receive a notice that provides instructions on how to access and review our proxy materials online. We have elected electronic access to our proxy materials to save the Company the cost of producing and mailing these documents. We believe this expedites shareholder receipt of proxy materials, lowers the costs incurred by us and conserves natural resources. The notice also provides instructions on how to submit your proxy and voting instructions online or by phone. If you would like to receive a printed copy or emailed copy of our proxy materials free of charge, please follow the instructions set forth in the notice to request the materials.

Where and when is the annual meeting?

We will hold the annual meeting on May 24, 2018, at 10:30 a.m. local time at One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi 39501. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations by telephone at (504) 299-5208 or toll free at (800) 347-7272, or by email at InvestorRelations@hancockwhitney.com.

Who is soliciting my proxy?

Our Board of Directors (our Board) is soliciting a proxy to vote the shares that you are entitled to vote at our 2018 annual meeting, whether or not you attend in person. By completing, signing, dating and returning the proxy card or voting instruction card, or submitting your proxy online or by phone with your voting instructions, you are authorizing the proxy holders to vote your shares at our annual meeting in accordance with your instructions.

Who may vote at the annual meeting?

You may vote at the annual meeting if you owned Company common stock at the close of business on March 23, 2018, the record date for the meeting. You are entitled to one vote for each share of our common stock held by you on the record date, including shares:

•	held directly in your name with our transfer agent (with respect to such shares you are referred to as the “shareholder of record”);

•	held for you in an account with a broker, bank or other nominee (such shares are considered to be held in “street name”); and

•	credited to your employee account in the Hancock Holding Company 401(k) Savings Plan and Trust (the Hancock 401(k) plan).

How many shares must be present to hold the annual meeting?

A majority of the outstanding shares of our common stock as of the record date must be present at the annual meeting to convene the meeting and conduct business. This is called a quorum. On the record date, there were                  shares of our common stock outstanding and entitled to vote. Accordingly,                  shares of our common stock constitute a quorum. If you are a street name holder and you do not instruct your broker or nominee how to vote your shares on any of the proposals, and your broker or nominee submits a proxy with respect to your shares on a matter with respect to which discretionary voting is permitted, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, shareholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals.

What proposals are scheduled for a vote at the annual meeting?

There are four proposals scheduled for a vote at the annual meeting:

1.	To elect four directors to serve until the 2021 annual meeting;

2.	To approve an amendment to the Articles of Incorporation to change the Company’s name to “Hancock Whitney Corporation;”

3.	To approve, on an advisory basis, the compensation of our named executive officers; and

4.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2018.

How do I vote my shares in person at the annual meeting?

If you choose to vote in person at the annual meeting:

•	if you are a shareholder of record or hold shares in the Hancock 401(k) plan and received printed proxy materials, you should bring your proxy card(s) and proof of your identity;

•	if you hold your shares in street name, you must obtain and bring with you a broker representation letter in your name from your bank, broker or other holder of record and proof of your identity; or

•	if you are a shareholder of record and received a notice of internet availability of proxy materials in lieu of printed materials, you should bring the notice and proof of your identity.

At the appropriate time during the annual meeting, we will ask the shareholders present to turn in all notices, voting instruction cards and proxy cards if they have not done so at registration.

Even if you plan to attend the annual meeting, we encourage you to submit your voting instructions and proxy online, by phone or by mail (as described below) so your shares will be counted as present and voted if you later decide not to attend in person.

How do I vote my shares without attending the annual meeting?

Whether you hold shares in your own name, in street name or through the Hancock 401(k) plan, you may vote your shares without attending the annual meeting.

Shareholders of Record and Shareholders through the Hancock 401(k) Plan: You may submit a proxy to vote your shares in any of the following ways:

•	Online – You may submit your proxy and voting instructions online by following the instructions on the notice or proxy card prior to the deadline for online submissions. If you submit your proxy and voting instructions online, you do not need to return a proxy card. The online submission procedures will authenticate your identity as a shareholder, allow you to give your voting instructions and submit your proxy and confirm that your instructions have been properly received. The deadline for online submissions is 11:59 pm Eastern Time (10:59 pm Central Time) on May 23, 2018.

•	By Phone – You may submit your proxy and voting instructions by using any touch-tone telephone and following the instructions on the notice or proxy card prior to the deadline for online submissions. If you submit your proxy and voting instructions by telephone, you do not need to return a proxy card. The telephone submission procedures will authenticate your identity as a shareholder, allow you to give your voting instructions and submit your proxy and confirm that your instructions have been properly received. The deadline for phone submissions is 11:59 pm Eastern Time (10:59 pm Central Time) on May 23, 2018.

•	By Mail – If you received or requested printed materials, you may submit your proxy and voting instructions by mail by completing, signing, dating, and returning your proxy card in the postage prepaid envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and your title or capacity. The Corporate Secretary must receive your proxy card by 9:00 am Central Time on May 24, 2018 in order for your shares to be voted.

Street Name Shareholders: For shares held in street name, you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if permitted by your broker or nominee, submit voting instructions online. If you provide specific voting instructions, your broker or nominee will vote your shares as you direct.

What happens if I submit a proxy without complete instructions or if I do not vote at all? On which proposals may my shares be voted without receiving voting instructions from me?

If you properly complete, sign, date, and return a proxy or voting instruction card, or submit your proxy online, your stock will be voted as you specify.

If you do not submit a proxy or voting instruction card, or if you submit a proxy with incomplete voting instructions, whether your shares may be voted depends upon two factors – whether you are a shareholder of record or a street name shareholder and, if you are a street name shareholder, whether the proposal is considered routine or non-routine under New York Stock Exchange rules that apply to securities intermediaries (such as brokers, banks, and other nominees).

Shareholders of Record and Shareholders through the Hancock 401(k) Plan: If you do not provide voting instructions on any matter (either by not returning a proxy card or not voting online or due to incomplete voting instructions) and you do not vote in person by attending the meeting, your shares will not be voted on the matter for which instructions are not received. If you do not submit a proxy at all and do not vote in person at the annual meeting, your shares will not be voted on any matter.

Street Name Shareholders: If you hold shares in street name and you do not provide voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee only has discretionary authority to vote your shares on routine matters. The proposal to ratify the Board’s selection of the independent registered public accounting firm is considered a routine matter; however, the proposal to elect directors, the approval of the amendment to the Articles of Incorporation to effect the name change, and the say-on-pay proposal are all considered non-routine matters. Therefore, if you do not provide voting instructions on the proposal to elect directors, the amendment to the Articles of Incorporation and the say-on-pay proposal, your shares will not be voted on those proposals.

A broker non-vote occurs when a broker holding shares for you in street name submits a proxy that votes your shares on one or more matters, but does not vote (the broker non-vote) on non-routine matters with respect to which you have not given voting instructions.

What are my voting options for each proposal? How does the Board of Directors recommend that I vote? How many votes are required to approve each proposal? How are the votes counted?

The following chart explains what your voting options are with regard to each matter proposed in this proxy statement, how the Board of Directors recommends that you vote on each proposal, what vote is required for each proposal to be approved, and how abstentions, withheld votes, and broker non-votes will affect the outcome of each proposal.

Proposal	Election of Directors	Amendment to the Articles of Incorporation	Say-on-Pay (advisory)	Ratification of Selection of Auditors for 2018
Your Voting Options	You may vote “FOR” each nominee or choose to “WITHHOLD” your vote for one or more of the four nominees.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.
Recommenda-tion of the Board of Directors	The Board recommends you vote “FOR” each of the four nominees.	The Board recommends that you vote “FOR” the approval to amend the Articles of Incorporation to change the Company’s name as disclosed in this proxy statement.	The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.	The Board recommends that you vote “FOR” ratification of our selection of Pricewaterhouse-Coopers LLP as our independent registered public accounting firm for 2018.
Vote Required for Approval	Plurality of the votes cast*	Majority of the votes cast	Majority of the votes cast	Majority of the votes cast
Effect of Withheld Vote or Abstention	No effect	No effect	No effect	No effect
Effect of Broker Non-vote	No effect	No effect	No effect	Not applicable

*	A plurality vote means that the four nominees who receive the four highest numbers of votes cast in the election of directors will be elected as directors, even if less than a majority.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one notice, proxy card or voting instruction card, it means you hold shares registered in more than one name, or through multiple street name accounts. To ensure that all of your shares are represented at the meeting and voted, complete, sign, date and return each proxy card or voting instruction card, or if you submit your proxy and voting instructions online or by phone, do so for each notice, proxy card and voting instruction card you receive. If you plan to vote in person at the annual meeting, please bring all notices, proxy cards and voting instruction cards with you in addition to any other required items listed under “How do I vote my shares in person at the annual meeting?”

May I change my vote?

Yes. Your proxy may be revoked or changed at any time before it is voted by providing notice of revocation in writing to our Corporate Secretary, by our timely receipt of another proxy with a later date, by a later-dated online vote, or by voting in person at the annual meeting. Written notice should be provided to Joy Lambert Phillips, our Corporate Secretary, at or before the annual meeting. Ms. Phillips’ office is located in One Hancock Plaza, 2510 14th Street, Suite 610, Gulfport, Mississippi 39501. The notice must be received prior to the exercise of the proxy. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

If you hold shares in street name, you must follow your broker’s instructions to change your vote.

Who pays for soliciting proxies?

The Company pays all costs of soliciting proxies. In addition, directors, officers and regular employees of the Company and its banking subsidiary, Whitney Bank (the Bank), may solicit proxies by mail, telephone, email or personal interview, but will not receive additional compensation for such solicitations.

Could other matters be considered and voted upon at the annual meeting?

Our Board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, pursuant to our Bylaws, the time has expired for any shareholder to properly bring a matter before the annual meeting. However, if any other matter does properly come before the annual meeting, each of the proxy holders will vote in his discretion on such matter.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares of our common stock.

How do I obtain additional copies of SEC filings?

Copies of all of our filings with the SEC may be obtained free of charge by clicking on “SEC Filings” on our Investor Relations website at www.hancockwhitney.com/investors.

If you would like to receive a printed copy of our reports on Forms 10-K and 10-Q as filed with the SEC, you may request these by contacting Trisha V. Carlson, Manager, Investor Relations, Hancock Holding Company, by mail at P. O. Box 4019, Gulfport, Mississippi 39502; or by phone at (504) 299-5208 or toll free (800) 347-7272; or by sending an e-mail to the following address: InvestorRelations@hancockwhitney.com. We will provide printed copies of our Forms 10-K and 10-Q to you free of charge (including any financial statements and financial statement schedules), but delivery of any other exhibits to those filings will require advance payment of a fee.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Articles of Incorporation require the Company to have a Board of at least nine directors, with no maximum limit on the number of directors, divided into three classes. By Board resolution, the Board has set the size of the Board at 15 directors effective as of the date of the annual meeting.

Four directors are nominated for re-election at the annual meeting. The Corporate Governance and Nominating Committee (the Corporate Governance Committee) met in February 2018 to evaluate the nominees standing for election. Based on the Corporate Governance Committee’s evaluation and unanimous recommendation, the Board has nominated the following four persons for re-election as directors for a three-year term expiring at the Company’s 2021 annual meeting: (1) John M. Hairston, (2) James H. Horne, (3) Jerry L. Levens, and (4) Christine L. Pickering. Each of these individuals is currently serving as a director of our Company.

The Board recommends that shareholders vote “FOR” all four nominees. In the unexpected event that, prior to the date of the annual meeting, any such nominee becomes unwilling or unable to serve, it is intended that the proxy holders will vote for the election of any replacement nominee recommended by the Board.

Directors are elected by a plurality of the votes cast, which means that the four director nominees who receive the highest number of shares voted “for” their election are elected to the Board. In 2013, our Board adopted a director resignation policy. The policy provides that if a director standing for election receives a greater number of “withheld” votes than “for” votes, the director will promptly tender his or her resignation. The Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation and otherwise address any noted shareholder concerns. The Board will act on the Corporate Governance Committee’s recommendation within 90 days of the annual meeting, and the Company will disclose the Board’s decision and any other material information on Form 8-K.

Nominations for election to the Board may be made as set forth under the heading “Board of Directors and Corporate Governance – Corporate Governance and Nominating Committee” on page 21 of this proxy statement.

INFORMATION ABOUT DIRECTORS

The following sets forth information we have obtained from the director nominees and continuing directors regarding: (a) their principal occupations for the last five years; (b) directorships they hold or have held within the last five years with other public companies; (c) their ages at March 23, 2018; (d) the year they were first elected as a director; and (e) a description of positions and offices they hold with the Company or the Bank (other than as a director), as applicable. The below also sets forth the director’s particular experience, qualifications, attributes, or skills that, when considered in the aggregate, led the Board to conclude that the person should serve as a director of the Company.

Unless otherwise specified, references herein to “the merger” shall mean the merger between the Company and Whitney Holding Corporation on June 4, 2011. As of March 31, 2014, the Bank began operating under one bank charter doing business as Whitney Bank in Louisiana and Texas and Hancock Bank in Mississippi, Alabama and Florida. As part of our plan to consolidate our two iconic brands, our Board has approved changing the name of the Bank, which will operate as “Hancock Whitney Bank” following its name change.

Nominees for Re-election with a Term Expiring in 2021

John M. Hairston Director since 2006 Age 54

John M. Hairston is President of the Company and Chief Executive Officer of the Company and the Bank. He has served as our Chief Executive Officer since 2008 and as President of the Company since 2014. He also served as Chief Operating Officer from 2008 to 2014. Mr. Hairston serves as a member of the Executive Committee.

Mr. Hairston is a past director of the American Bankers Association and served on such Board’s Audit Committee. He is past Chairman of the Mississippi Gaming Commission; the gaming industry is an integral part of the Gulf Coast regional economy. He is past Chairman of the Mississippi Information Technology Services Board of Directors and Mississippi State University College of Business Advisory Board. He served on the Board of the Mississippi State University Research & Technology Corporation. He currently chairs the Gulf Coast Business Council Board of Directors and is a past member of the faculty of the Louisiana State University Graduate School of Banking in Baton Rouge, Louisiana. Mr. Hairston also serves on the Board of the New Orleans Business Council and is past Chairman of the American Bankers Association’s American Bankers Council. He serves as Trustee on the Executive Committee and Chair of the Audit Committee of the National World War II Museum located in New Orleans, Louisiana.

Mr. Hairston’s significant banking experience makes him an asset to our Board. In addition, the business, leadership and management skills he has developed as our President and Chief Executive Officer and formerly as Chief Operating Officer gives him a unique insight into our Company’s operations and challenges, and makes him well qualified to serve as a director of our Board.

James H. Horne Director since 2000 Age 66

James H. Horne has been co-owner and President of Handy Lock Self Storage Centers since 1993, and has been a real estate developer since 1979. He also manages several large industrial warehouses. Prior to joining our Board, he served as a Bank director from 1995 to 2000. He has served on various committees of the Board, including the Audit Committee and the Corporate Governance Committee. He currently serves on the Board Risk Committee and Executive Committee.

Mr. Horne has been involved in the appraisal, management and development of real estate on the Mississippi Gulf Coast since 1974. He spent over 30 years as an MAI real estate appraiser on the Mississippi Gulf Coast, and he is a past president of the Mississippi Chapter of the Appraisal Institute. His extensive appraisal experience has involved commercial and industrial properties, as well as timberlands, and has been sought and utilized by banks throughout the Gulf Coast market. In addition to his appraisal career, Mr. Horne also has experience in the real estate development business, having developed subdivisions and a chain of self-storage facilities on the Mississippi Gulf Coast and in the Mobile area (two important markets of the Company).

Mr. Horne’s substantial real estate investment experience and his extensive knowledge of the Mississippi Gulf Coast and its real estate market combine to make him well qualified to serve as a director of our Board.

Jerry L. Levens Director since 2009 Age 61

Jerry L. Levens has been a partner since 1992 at the regional CPA firm of Alexander, Van Loon, Sloan, Levens & Favre, PLLC, based on the Mississippi Gulf Coast, and for the past 25 years, has served as the partner in charge of all of the firm’s audit and assurance engagements. Prior to joining the Company Board of Directors, he served as a director of the Bank from 2008 to 2009. Mr. Levens served on the Corporate Governance Committee and currently serves as Chair of the Board Risk Committee and as a member of the Audit Committee and Executive Committee.

Mr. Levens has worked in the accounting field since 1978. He has substantial academic and professional credentials, including an undergraduate degree in accounting from the University of Mississippi, a Mississippi Certified Public Accounting license, is a member of the Association of Certified Fraud Examiners and is a Chartered Global Management Accountant. He is a member of the American Institute of Certified Public Accountants (AICPA) and was an elected member of its Governing Council representing the State of Mississippi CPAs, is a member and past president of the Mississippi Society of Certified Public Accountants (MSCPA), and was appointed by a former Governor to a five year term to the Mississippi State Board of Public Accountancy serving one year as its chairman. Mr. Levens is also a member of the National Association of Corporate Directors (NACD) and was appointed as a Board Leadership Fellow; was a member of the Board of Directors of the Mississippi Gulf Coast Chamber of Commerce Foundation, Inc. where he served as the Chairman; and was a member of the Board of Directors of the Infinity Science Center, Inc. where he served as the Chairman. In addition, he has served on the Board of Commissioners for the Mississippi Gulf Coast Regional Convention and Visitors Bureau, where he served as Chair of the Board’s Governance Committee and Audit Committee; as Chairman of the Finance Council for the Catholic Diocese of Biloxi, Inc.; and as Chairman of the Pastoral Council at St. Thomas the Apostle Catholic Church. At the University of Mississippi, Mr. Levens serves on the E. H. Patterson School of Accountancy Professional Advisory Council. He has received numerous awards and commendations for his professional, civic, and business activities.

Mr. Levens’ substantial experience in finance, accounting, auditing, and business has prepared him to serve on and make him well qualified to serve as a director of our Board.

Christine L. Pickering Director since 2000 Age 57

Christine L. Pickering has been the owner of Christy Pickering, CPA since 1991. Ms. Pickering has worked in the fields of auditing and assurance, tax preparation, and litigation support. Prior to joining our Board, she served as a Bank director from 1995 to 2000. She currently serves as Chair of the Corporate Governance Committee, Vice Chair of the Audit Committee and as a member of the Compensation Committee and Executive Committee. She has served on the Board Risk Committee and from 2004 to 2012, served as Chair of the Audit Committee.

Ms. Pickering has substantial financial and accounting expertise due to her experience as a licensed Certified Public Accountant for the past 31 years. Her work in the area of litigation support and as an expert witness led to her appointment by the court as a Special Master in a legal proceeding. She is a member of the American Institute of Certified Public Accountants and is an associate member of the Association of Certified Fraud Examiners. Ms. Pickering has served as a director of Mississippi Power Company, Gulfport, since 2007 and served as the Chair of the Controls and Compliance Committee from 2009 to 2013. In 2008, Ms. Pickering was appointed as a Trustee by the Governor of Mississippi to the Institutions of Higher Learning Board for a 10 year term. This Board oversees the eight state-funded public universities.

Ms. Pickering has received numerous awards and recognition over the years for her service to the community. These include the Small Business Accountant Advocate award for the State of Mississippi; the Harrison County, Mississippi, Small Business Excellence Award; recognition as an Outstanding Community Leader of South Mississippi by local and state publications; and recognition as Rotarian of the Year by the Biloxi Rotary Club where she previously held the offices of President, Secretary and Treasurer. Ms. Pickering was also a member of the inaugural class of Leadership Gulf Coast. In addition to the time she commits to other service organizations, until very recently she served as a Board member and Audit Committee Chair of the Gulf Coast Renaissance Corporation, an organization that facilitates the development of communities and creates economic opportunities.

Ms. Pickering has worked in the field of accounting since 1983. Her wealth of financial and accounting expertise combined with her extensive knowledge of the Gulf Coast market make Ms. Pickering well qualified to serve as a director of our Board.

Incumbent Directors with a Term Expiring in 2019

James B. Estabrook, Jr. Director since 1995 Age 73

James B. Estabrook, Jr., who has served as Chairman of our Board since 2009, is President of Estabrook Motor Co., Inc., a position he has held since 1967. He is also the President of Estabrook Automotive, Inc. These two enterprises are multi-line automobile dealerships serving the Mississippi Gulf Coast markets. In addition, Mr. Estabrook serves as Secretary and Treasurer/Director of Versant Holding Company, President of Auto Credit, Inc. (an automobile finance business), President of Estabrook Properties, LLC (a real estate business), President of Falcon Leasing and Rental, Inc. (a daily rental automobile business), President of Gulf Coast Financial Corp., Inc. of Pascagoula, Mississippi, President of Conundrum, Inc., an investment company and serves as Chairman of the Jackson City Economic Development Foundation. Mr. Estabrook is the Chair of the Executive Committee and serves as a member of our Board Risk Committee.

Mr. Estabrook has held several leadership positions in a range of regional and national automobile industry-related organizations and trade groups, including serving as Chairman of Ford Dealer Advertising Fund (Southern Quality Dealers), Chairman of the Ford Zone Dealer Council and past President and Director of the Mississippi Automobile Dealers Association. Mr. Estabrook has also served on the boards of numerous economic development and business councils in addition to leadership positions in several civic and charitable groups. He has been an Advisory Director of the Bank since 1985.

Mr. Estabrook’s significant experience in the Mississippi market as a business leader provides him with a wealth of knowledge in dealing with operational, strategic, financial, and regulatory matters at the board level, making him an effective director of the Company.

Hardy B. Fowler Director since 2011 Age 66

Hardy B. Fowler served as the Office Managing Partner of the New Orleans office of the international accounting firm of KPMG from October 2002 to September 2009. In his 34-year career with KPMG, he spent 25 years as a tax partner. Mr. Fowler was a director of Whitney Holding Corporation and Whitney National Bank from 2009 until 2011, when he joined our Board in connection with the merger. Mr. Fowler has served on the Corporate Governance Committee. He currently serves as the Chairman of our Audit Committee and as a member of the Compensation Committee and Executive Committee.

Mr. Fowler, a Certified Public Accountant, has substantial academic and professional credentials, including an undergraduate degree in finance and an MBA. He has significant civic and community ties to New Orleans, including service on the boards of the Bureau of Governmental Research, the Business Council of New Orleans, Junior Achievement, and many other civic organizations including Louisiana State University’s Tiger Athletic Foundation, Lambeth House and Trinity Episcopal School.

Mr. Fowler’s long career with an international accounting firm provides him with extensive experience in dealing with financial, tax, accounting and regulatory matters of a public company, and significant knowledge and connections in New Orleans, our largest market. This experience positions him well to serve as Chair of our Audit Committee and to provide insights into strategies and solutions to address the challenges of our business, making him an effective director of the Company.

Randall W. Hanna Director since 2009 Age 59

Randall W. Hanna is the Dean and Chief Executive Officer of Florida State University Panama City, a full service regional higher education facility. From 2015 to 2016, he served as a faculty member at Florida State University and was a practicing attorney. From 2011 until January 2015, he served as the Chancellor of the Florida College System, which serves approximately 800,000 higher education students through 28 institutions in Florida. The Florida College System is the primary access point for higher education in Florida. Prior to his November 2011 appointment as chancellor, Mr. Hanna served as Chairman and Managing Shareholder of Bryant Miller Olive, a law firm with offices in Florida, Washington, D.C. and Atlanta. Under his leadership, the firm grew to become one of the leading firms in Florida in the area of public finance and public - private partnerships. During his legal career, he has worked on complex financial and economic development transactions throughout the State of Florida. Prior to his appointment as a director of the Company, he served as a director of Hancock Bank of Florida, (a subsidiary of the Company prior to the merger) from 2007 to 2010. Mr. Hanna has served on various committees of the Board, including the Audit and Compensation Committees. He currently serves as Vice Chair of the Board Risk Committee.

Mr. Hanna is a past chairman of the Greater Tallahassee Chamber of Commerce, a former member of Florida A & M University Board of Trustees, a past chairman of the Florida State Board of Community Colleges, and a past chairman of the Florida Board of Bar Examiners. He currently serves on the Board of Directors of the Bay Economic Development Alliance, the Bay County Chamber of Commerce and Alignment Bay County. He previously served as Special Counsel to United States Senator Bob Graham.

As Dean and Chief Executive Officer of a regional campus of a major public research university, Mr. Hanna understands the management and budgeting concerns created by varied interests and business units organized as a system in a public domain. His legal skills and substantial knowledge of the Florida market and its key industries also make him an effective director of our Company.

Sonya C. Little Director since 2016 Age 52

Sonya C. Little is the Chief Financial Officer of the City of Tampa, Florida. She was appointed in May 2011 by Mayor Bob Buckhorn. Ms. Little leads a team of more than 90 professionals and is responsible for administering an annual operating budget of over $900 million. She also manages the city’s credit ratings, a $900+ million debt portfolio, and oversees the primary functions of accounting, grant management, investments and pension fund administration. Ms. Little is a member of the Audit Committee and Board Risk Committee.

Prior to joining the mayor’s staff, Ms. Little worked for three years as managing director with Public Resources Advisory Group (PRAG) in St. Petersburg, Florida. She also worked with RBC Capital Markets and William R. Hough & Co. as a municipal investment banker for over 14 years. Previously, Ms. Little was a bond development specialist with the State of Florida’s Division of Bond Finance and worked for both Barnett Bank and Florida National Bank.

Ms. Little has served as financial advisor to the City of Hollywood, Florida and the Hollywood Beach Community Redevelopment Agency. She also served as a member of the PRAG financial advisory team for the following local governments – City of Tampa, Miami-Dade County, Pinellas County, and the District of Columbia. Ms. Little holds a Bachelor of Science degree from the University of South Florida and has held both the NASD Series 7 and 63 licenses.

Ms. Little was appointed by the governor to serve on the Partnership for Public Facilities and Infrastructure Act Guidelines Task Force. In 2014, the task force presented recommendations for the legislature’s consideration in creating a uniform process for establishing public private partnerships. Additionally, Ms. Little serves on the Board of Trustees for the City of Tampa General Employee’s Pension Plan, Tampa Museum of Art, and Tampa’s Lowry Park Zoo.

Ms. Little has an extensive and diverse mix of experience that makes her an effective director of the Company by virtue of her expertise in financial, operational, strategic, governance and regulatory matters.

Eric J. Nickelsen Director since 2011 Age 73

Eric J. Nickelsen has been a real estate developer in the Florida panhandle market, from Pensacola to Destin and Fort Walton, since 1998. Before his career in real estate, Mr. Nickelsen was a banker, with varying responsibilities relating to operations and lending between 1966 and 1998. By the end of his banking career, Mr. Nickelsen led the Northwest Florida region for Barnett Bank, serving as its Chairman, President and CEO. Mr. Nickelsen was a director of Whitney Holding Corporation and Whitney National Bank from 2000 until 2011, when he joined our Board in connection with the merger. Mr. Nickelsen has served on the Board Risk Committee, is currently Vice Chair of the Compensation Committee and serves as a member of our Audit, Corporate Governance, and Executive Committees.

Mr. Nickelsen is very involved in various civic and charitable organizations throughout the Florida panhandle, including serving as the chairman of institutions such as the Pensacola Junior College Foundation, the University of West Florida Foundation, the Pensacola Area Chamber of Commerce, Rebuild Northwest Florida, Inc. and the Sacred Heart Health System (a large health organization operating four hospitals and other facilities in the Florida panhandle) and as chairman or director of numerous other civic and community groups. Mr. Nickelsen is also active with the University of Florida, having served as the past National President of Gator Boosters, Inc. He also served on the board of The Athletic Association and is currently a board member of The Foundation. He has received numerous awards and commendations for his past civic and business activities. Mr. Nickelsen served on virtually every board committee during his tenure on the Whitney Holding Corporation board, and served as Whitney’s lead independent director at the time of the merger.

Mr. Nickelsen’s significant experience in the banking and real estate industries, which provides him with extensive knowledge of our business, and his in-depth knowledge of the Florida panhandle market make him an effective director of the Company.

Robert W. Roseberry Director since 2001 Age 67

Robert W. Roseberry is the owner and operator of Pine Lake Farms, LLC, managing approximately 2,000 acres of timber land. He retired from Hancock Bank in 2007, having served as President of its Northern Division from 2001 to 2007. Previously, Mr. Roseberry served as the Chairman and Chief Executive Officer of Lamar Capital Corporation, which was acquired by the Company in 2001. He served in various capacities at Lamar Bank from 1971 to 2001, including as Chairman and Chief Executive Officer from 1998 to 2001, President and Chief Executive Officer from 1986 to 1998, and director from 1972 to 2001. Mr. Roseberry is a member of our Board Risk Committee and Corporate Governance Committee.

Mr. Roseberry is involved in numerous civic activities, including serving as mayor of Purvis, Mississippi from 1985 through 1988. In addition, he helped organize the Lamar County Economic Board and was its first President.

Mr. Roseberry’s substantial experience in the banking industry and with economic development projects provide him with extensive knowledge of our business, as well as an in-depth knowledge of the Mississippi market. This background, as well as his experience managing and operating a large private company, makes him an effective director of the Company.

Incumbent Directors with Terms Expiring in 2020

Frank E. Bertucci Director since 2000 Age 61

Frank E. Bertucci has been employed with F.E.B. Distributing Co., Inc., a regional beverage wholesaler, since 1978 and has served as its President since 1990. Since 2001, Mr. Bertucci has served as Chief Executive Officer of Capital City Beverage, Jackson, Mississippi, a beverage distributorship that has been in business since 1941. He previously served on our Board’s Audit Committee. Mr. Bertucci serves as Chair of the Compensation Committee, Vice Chair of the Corporate Governance Committee and serves on the Executive Committee.

Mr. Bertucci is a director of the Mississippi Beer Distributors Association in Jackson, Mississippi and a director of Fullhouse Venture Company L.P. of Gulfport, Mississippi, a limited partnership engaged in the business of real estate holdings. He also serves as director of the Mississippi Gulf Resort Classic Foundation Board. Mr. Bertucci’s companies are present throughout Mississippi, including the two largest markets in the state, one of which is the Gulf Coast region. Mr. Bertucci has been active in the U. S. Special Olympics organization, as well as a number of other charitable organizations throughout the Mississippi Gulf Coast market. He is a member of the Gulf Coast Business Council. Mr. Bertucci has been involved in the banking industry since 1995, when he became an Advisory Director of Hancock Bank, bringing to it his lifelong knowledge of the Mississippi Gulf Coast and its economy.

Mr. Bertucci’s substantial business experience coupled with his involvement in the banking industry and with economic development projects provide him with extensive knowledge of our business, as well as an in-depth knowledge of the Mississippi market. This broad knowledge of the banking industry and our Mississippi market make him an effective director of the Company.

Constantine S. Liollio Director since 2016 Age 59

Constantine S. Liollio is the President of PAA Natural Gas Storage, LLC, based in Houston, Texas (PAA). PAA Natural Gas Storage is the natural gas storage business of Plains All American Pipeline, a $23 billion Houston-based publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids, natural gas and refined products on a nationwide basis. He is responsible for developing and executing strategy, overseeing day-to-day operations, coordinating all disciplines within the organization and identifying areas for future expansion. His substantial knowledge and experience of natural gas storage operations includes the Gulf Coast markets of Texas, Louisiana, Mississippi, Alabama and Florida. Mr. Liollio serves on the Company’s Compensation Committee.

Mr. Liollio has served as President since joining PAA in 2008, including for the period in which his business operated as an independent publicly traded entity, during which time he served on the Board of Directors. Prior to joining PAA, Mr. Liollio served for two years as President, Chief Executive Officer and Director of Energy South, Inc., a publicly traded natural gas storage and utility business headquartered in Mobile, Alabama.

Mr. Liollio works in Houston and has a home in Mobile, but also spent considerable time running natural gas storage and utility businesses in Mississippi, including along the Coast. He has deep expertise in midstream energy, and working knowledge of the energy industry as a whole.

Mr. Liollio has been involved in numerous professional and civic organizations throughout his career. He has served on the Board of Directors of the American Gas Association, Providence Hospital in Mobile, AL, St. Paul’s Episcopal School, United Way of Southwest Alabama, and the Mobile Area Council of the Boy Scouts of America. He is past Chairman of the Texas Gas Association and a graduate of the Leadership Alabama Class of 2008. He currently serves on the Board of Directors of the Southern Gas Association and GPA Midstream Association and is a member of the Annunciation Greek Orthodox Cathedral Parish Council and the Engineering Advisory Council of Texas A&M University.

Mr. Liollio’s valuable public company experience and his substantial knowledge of the Gulf Coast markets that we serve make him an effective director of the Company.

Thomas H. Olinde Director since 2009 Age 62

Thomas H. Olinde has served as President of Olinde Hardware and Supply Co., Inc. since 1997 and is also a managing member and director of B. Olinde and Sons Co., LLC. Through these companies, Mr. Olinde operates and manages a network of retail furniture stores operating in most of the central and south Louisiana markets where the Bank has a presence. Previously Mr. Olinde worked as a credit manager gaining valuable experience in retail credit extension and collections. Mr. Olinde has been a director of Whitney Bank (formerly Hancock Bank of Louisiana) since 2006. Mr. Olinde is a member of our Compensation Committee and Corporate Governance Committee.

Mr. Olinde is a past Chairman and President of the Furniture Marketing Group, the largest furniture buying group of independent furniture dealers in the country, and is a board member and serves on the Executive Committee of the Home Furnishings Association, the nation’s largest organization devoted to home furnishings retailers. Additionally, Mr. Olinde is a former member of the Broyhill Furniture National Dealer Council and a past director of the National Coalition of Community and Justice. A leader in local business and civic organizations, Mr. Olinde served as past Chairman of the Board of Our Lady of the Lake Elderly Housing, board member of the Louisiana Retailers Association, a member of the Volunteer Services Council of the Louisiana School for the Visually Impaired, and is a past Chairman and Director of the Better Business Bureau of Baton Rouge, a past president of the Baton Rouge Speech and Hearing Foundation and a recipient of the Volunteer Activist Award in the greater Baton Rouge area.

Mr. Olinde’s extensive community ties in markets served by the Company and his broad business experience make him an effective director of the Company.

Joan C. Teofilo Director since 2016 Age 54

Joan C. Teofilo is the President and Chief Executive Officer of The Energy Authority (TEA), the nation’s largest nonprofit energy trading organization. TEA provides strategic energy solutions to community-owned utilities across the US through access to advanced resources and technology systems. From its headquarters in Jacksonville, Florida, and West Coast office in Bellevue, Washington, TEA serves over 50 public power utilities and represents over 30,000 megawatts of power generation including natural gas, coal, wind, hydro, nuclear, biomass, fuel oil, petroleum coke, and landfill gas. Ms. Teofilo was a member of the company’s founding launch team in 1997; she served as the Director of Risk Management and Financial Trading and the Chief Risk Officer before assuming her current role in 2010. Ms. Teofilo serves on the Board Risk Committee.

Prior to joining TEA, Ms. Teofilo worked as a project engineer in construction management at Santee Cooper, the largest public power utility in South Carolina, and as a mechanical engineer at the American Samoa Power Authority.

Ms. Teofilo is on the board of the National Association of Women in Energy and is consistently involved in the various local business communities in Jacksonville and other cities where TEA’s clients operate. She has been increasingly involved with national industry organizations such as the American Public Power Association (APPA), as well as local organizations including the Jacksonville Chamber of Commerce. She has also been invited to present and speak at industry events across the country.

Ms. Teofilo’s business leadership and skills managing a large national trading organization, her extensive knowledge of the Florida market, and her regulatory, organizational, risk and strategic expertise make her an effective director of the Company.

C. Richard Wilkins Director since 2016 Age 54

C. Richard Wilkins is an Attorney and Shareholder with the law firm of Maynard Cooper & Gale in their office in Mobile, Alabama. Mr. Wilkins practices primarily in the areas of commercial litigation, commercial transactions, banking, admiralty, real estate and creditors’ rights/bankruptcy. Mr. Wilkins joined the firm in 2015 through its acquisition of Vickers, Riis, Murray and Curran where he began practicing law in 1990, becoming a Partner in 1993. Prior to joining Vickers, Riis, he served as a law clerk for the Honorable William Brevard Hand, Chief Judge of the United States District Court for the Southern District of Alabama.

Mr. Wilkins has served on the Market Advisory Board of Hancock Bank since 2014. He served as a director on the Hancock Bank Board from 2011 to 2014. He also served as Director and Chairman of Hancock Bank of Alabama from 2007 to 2011, serving on the Risk, Bank Audit, Wealth Management, and Asset/Liability Committees. Through his service on the Bank Board and various board committees, including the Board Risk Committee, Mr. Wilkins brings knowledge about the Company and Bank operations.

Mr. Wilkins has been involved in numerous civic organizations. He served on the Board of Directors of the Mobile Association for the Blind and as President of the South Alabama Affiliate of the American Heart Association and the Rotary Club of Mobile. He currently serves on the Board of Directors of Providence Hospital in Mobile, Alabama, Goodwill/ Easter Seals of Southwest Alabama, the English Language Foundation and the Historic Restoration Society. He also serves on the Federal Courts, Nominating and Archives & History Committees of the Mobile Bar Association.

Mr. Wilkins’ extensive community ties in markets served by the Company, his legal skills, and his broad business experience make him an effective director of the Company.

THE BOARD RECOMMENDS A “FOR” VOTE FOR ALL NOMINEES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock that were beneficially owned as of December 31, 2017 by persons known by us to beneficially own more than 5% of the outstanding shares of our common stock. Where indicated, the information in the table is based on our review of filings with the SEC, and is determined under Rule 13d-1 of the Securities Exchange Act of 1934, as amended (the Exchange Act). Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class (1)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	9,162,787(2)	10.8%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,492,534(3)	8.79%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	4,683,400(4)	5.50%

State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	4,651,133(5)	5.46%

(1)	Based on shares of our common stock outstanding as of March 23, 2018.

(2)	Based on information contained in a Schedule 13G/A filed with the SEC on January 19, 2018 by BlackRock, Inc. as of December 31, 2017 (BlackRock). BlackRock, and certain of its subsidiaries, report that it has sole voting power with respect to 8,984,768 shares and sole dispositive power with respect to 9,162,787 shares.

(3)	Based on information contained in the Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group (Vanguard) as of December 31, 2017. Vanguard, and certain of its subsidiaries, report sole voting power with respect to 92,684 shares, shared voting power with respect to 9,067 shares, sole dispositive power with respect to 7,397,763 shares and shared dispositive power with respect to 94,771 shares.

(4)	Based on information contained in the Schedule 13G/A filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP (Dimensional) as of December 31, 2017. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In certain cases, subsidiaries of Dimensional may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional or its subsidiaries may possess investment and/or voting power over the shares of Hancock Holding Company common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. Dimensional disclaims beneficial ownership of such shares.

(5)	Based on information contained in the 13G filed with the SEC on February 14, 2018 by State Street Corporation as of December 31, 2017. State Street, and certain of its subsidiaries, report having shared voting dispositive power with respect to all shares.

The following table shows the number of shares of our common stock beneficially owned as of February 28, 2018 by (i) our directors, (ii) our named executive officers, as defined below in the “Compensation Discussion and Analysis,” and (iii) all of our directors and executive officers as a group. The information in the table is based on our review of filings with the SEC and information provided by the individuals. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Directors	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Class(2)
Frank E. Bertucci	9,199 (3)	*
James B. Estabrook, Jr.	43,548 (4)	*
Hardy B. Fowler	16,360 (5)	*
John M. Hairston	160,265 (6)	*
Randall W. Hanna	11,711 (7)	*
James H. Horne	82,477 (8)	*
Jerry L. Levens	20,402 (9)	*
Constantine S. Liollio	2,942 (10)	*
Sonya C. Little	2,226 (11)	*
Eric J. Nickelsen	74,649 (12)	*
Thomas H. Olinde	22,733 (13)	*
Christine L. Pickering	13,651 (14)	*
Robert W. Roseberry	74,213 (15)	*
Joan C. Teofilo	1,445 (16)	*
C. Richard Wilkins	3,708 (17)	*
Named Executive Officers
Michael M. Achary	48,733 (18)	*
Joseph S. Exnicios	53,078 (19)	*
Cecil W. Knight Jr.	24,523 (20)	*
D. Shane Loper	64,684 (21)	*

Directors and executive officers as a group (22) (21 persons)	832,379	*

* Less than 1% of the outstanding common stock.

(1)	Includes shares owned directly and indirectly. Except as otherwise noted and subject to applicable community property laws, each shareholder has sole investment and voting power with respect to such shares.

(2)	Based on 86,777,671 shares of our common stock outstanding and entitled to vote as of February 28, 2018.

(3)	Includes 617 shares held for the account of Mr. Bertucci in the Company’s Dividend Reinvestment Plan, 1,184 shares held for the account of Mr. Bertucci’s spouse in the Company’s Dividend Reinvestment Plan, and 1,183 restricted stock awards issued under the 2014 Long Term Incentive Plan (2014 LTIP.)

(4)	Includes 9,365 shares held for the account of Mr. Estabrook in the Company’s Nonqualified Deferred Compensation Plan, 13,305 shares he owns jointly with his spouse, and 1,183 restricted stock awards issued under the 2014 LTIP.

(5)	Includes 1,019 shares held by Mr. Fowler in an IRA, 1,030 shares held by Mr. Fowler’s spouse, as to which he disclaims beneficial ownership, and 1,183 restricted stock awards issued under the 2014 LTIP.

(6)

Includes 431 shares held for the benefit of Mr. Hairston’s children and 47,002 shares held for the account of Mr. Hairston in the Company’s Nonqualified Deferred Compensation Plan, 18,288 shares held in the Hancock 401(k) plan, and 1 share held in the Company’s Dividend Reinvestment Plan. Also includes 6,858 restricted stock awards granted under the 2005 LTIP and 23,043 restricted stock awards issued under the 2014 LTIP.

Does not include 57,478 performance stock awards and units issued under the 2014 LTIP for which Mr. Hairston does not possess voting or investment power.

(7)	Includes 1,512 shares held in Mr. Hanna’s IRA, 3,612 shares held for the account of Mr. Hanna in the Company’s Nonqualified Deferred Compensation Plan, 40 shares held jointly with his spouse in the Company’s Dividend Reinvestment Plan, and 1,183 restricted stock awards issued under the 2014 LTIP. Also includes 5,364 shares held jointly with his spouse.

(8)	Includes 3,317 shares held by Mr. Horne in an IRA and 1,898 shares held by his spouse in an IRA, 4,118 shares owned jointly with Mr. Horne’s spouse, 27,002 shares held for the account of Mr. Horne in the Company’s Nonqualified Deferred Compensation Plan, 5,578 shares held jointly by Mr. Horne and his spouse in the Dividend Reinvestment Plan and 169 shares held by Mr. Horne in the Dividend Reinvestment Plan. Includes (i) 29,818 Hancock shares held by companies in which Mr. Horne holds a majority or partial interest and (ii) 1,872 shares held for the benefit of Mr. Horne’s daughter and grandson over which he has voting authority.

(9)	Includes 10,495 shares held for the account of Mr. Levens in the Company’s Nonqualified Deferred Compensation Plan. Also includes 9,908 shares held jointly with his spouse in a family limited partnership as to which he disclaims beneficial ownership.

(10)	Includes 35 shares held by Mr. Liollio in the Dividend Reinvestment Plan and 1,420 restricted stock awards issued under the 2014 LTIP.

(11)	Includes 1,183 restricted stock awards issued to Ms. Little under the 2014 LTIP.

(12)	Includes 5,941 shares held in trusts as to which Mr. Nickelsen has voting power, and 1,183 restricted stock awards issued under the 2014 LTIP. Also includes 4,180 shares held in Mr. Nickelsen’s IRA and 1,881 shares that may be received upon exercise of options issued under a Whitney incentive plan prior to the merger that were converted pursuant to the merger agreement between the Company and Whitney Holding Corporation.

(13)	Includes 10,682 shares held for the account of Mr. Olinde in the Company’s Nonqualified Deferred Compensation Plan, and 1,616 shares held for the account of Mr. Olinde in the Company’s Dividend Reinvestment Plan.

(14)	Includes 131 shares held jointly with her spouse, as well as 1,589 shares held by Ms. Pickering in an IRA and 271 shares held by her spouse in an IRA. Also includes 85 shares held with her spouse in the Company’s Dividend Reinvestment Plan, and 5,523 shares held for the account of Ms. Pickering in the Company’s Nonqualified Deferred Compensation Plan.

(15)	Includes 32,707 shares held jointly with his spouse, 1,183 restricted stock awards issued under the 2014 LTIP, and 592 shares held by Mr. Roseberry’s spouse.

(16)	Includes 1,420 restricted stock awards issued to Ms. Teofilo under the 2014 LTIP.

(17)	Includes 1,486 shares held for the account of Mr. Wilkins in the Company’s Nonqualified Deferred Compensation Plan, 143 shares held for the account of Mr. Wilkins in the Company’s Dividend Reinvestment Plan, and 1,420 restricted stock awards issued under the 2014 LTIP.

(18)	Includes 4,028 shares held in an IRA and 12,609 shares held for the account of Mr. Achary in the Hancock 401(k) plan. Also includes 3,593 restricted stock awards granted under the 2005 LTIP and 11,728 restricted stock awards granted under the 2014 LTIP. Does not include 16,614 performance stock awards issued under the 2014 LTIP for which Mr. Achary does not possess voting or investment power.

(19)	Includes 28,323 shares held for the account of Mr. Exnicios in the Hancock 401(k) plan. Also includes 1,994 restricted stock awards granted under the 2005 LTIP, and 12,395 restricted stock awards granted under the 2014 LTIP. Does not include 15,656 performance stock awards issued under the 2014 LTIP for which Mr. Exnicios does not possess voting or investment power.

(20)	Includes 14,253 restricted stock awards granted under the 2014 LTIP. Does not include 7,970 performance stock awards issued under the 2014 LTIP for which Mr. Knight does not possess voting or investment power.

(21)	Includes 188 shares held by Mr. Loper’s spouse in the Company’s Dividend Reinvestment Plan, 606 shares held for the account of Mr. Loper in the Company’s Employee Stock Purchase Plan, 1,913 shares held for the account of Mr. Loper in the Company’s Nonqualified Deferred Compensation Plan, 8,200 shares held for the account of Mr. Loper in the Company’s Dividend Reinvestment Program and 10,221 shares held in the Hancock 401(k) plan. Also includes 3,593 restricted stock awards granted under the 2005 LTIP and 11,964 restricted stock awards issued under the 2014 LTIP. Does not include 17,008 performance stock awards issued under the 2014 LTIP for which Mr. Loper does not possess voting or investment power.

(22)	Includes 22,706 shares held for the account of such persons in the Company’s Dividend Reinvestment Plan, 606 shares held for the account of such persons in the Company’s Employee Stock Purchase Plan, 89,128 shares held for the account of such persons in the Hancock 401(k) plan, 119,865 shares held in the Company’s Nonqualified Deferred Compensation Plan, 19,648 RSAs and 9,632 shares issuable upon the exercise of options granted under the 2005 LTIP. Also includes 93,974 RSAs issued under the 2014 LTIP and 1,881 shares that may be received upon exercise of options issued under a Whitney incentive plan prior to the merger that were converted pursuant to the merger agreement between the Company and Whitney Holding Corporation. Does not include 128,740 performance stock awards granted for which such persons do not possess voting or investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership of the Company’s common stock, as well as reports of changes in ownership with the SEC. Based solely on a review of Forms 3, 4 and 5, any amendments to those Forms, and written representations from executive officers and directors to the Company, all required filings by such persons were timely made during 2017.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

The Board held 11 meetings in 2017. The Board currently consists of 15 directors. The Board has the power to expand or reduce its size at any time, subject to the requirement in our Articles of Incorporation and Bylaws that the Company have a minimum of nine directors.

The Board currently has one employee director. The Board has determined that all non-employee directors – Frank E. Bertucci, James B. Estabrook, Jr., Hardy B. Fowler, Randall W. Hanna, James H. Horne, Jerry L. Levens, Constantine S. Liollio, Sonya C. Little, Eric J. Nickelsen, Thomas H. Olinde, Christine L. Pickering, Robert W. Roseberry, Joan C. Teofilo and C. Richard Wilkins – are independent under the applicable rules of The NASDAQ Stock Market, LLC (NASDAQ), on which our common stock trades.

Under our Corporate Governance Guidelines, our independent directors are required to meet at least two times each year. During 2017, the Company’s independent directors continued their longstanding practice of convening executive sessions after regular board meetings as they deemed necessary, convening eight such sessions during 2017. Neither the Chief Executive Officer nor any other Company employees were present during these executive sessions.

During 2017, each of the incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he or she served. The Board has adopted Corporate Governance Guidelines that encourage its directors to attend each annual meeting. All but one of our directors attended the Company’s 2017 annual meeting.

Board and Management Leadership Structure

In connection with its election of the Chairman of the Board, the Board solicits input and nominations from its members and elects one of its members as Chairman. The Chairman or the President of the Company presides over each Board meeting and performs such other duties as may be incident to the office. Although our Bylaws and Corporate Governance Guidelines provide the Board with the flexibility to appoint one individual to serve as both Chief Executive Officer and Chairman of the Board, it is the current policy of the Board to separate these offices. We believe that this separation allows the Chairman to maintain an independent role in management oversight.

Board Committees

The committees established by the Board include an Executive Committee, an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Board Risk Committee. The Board and each committee have the authority to consult with and retain independent legal, financial or other outside advisors, as each deems necessary and appropriate, without seeking approval of management.

The current members of each Board committee are identified in the following table, which also indicates the number of meetings each committee held in fiscal 2017.

Name	Executive	Audit	Compensation	Corporate Governance and Nominating	Board Risk
Frank E. Bertucci	X		Chair	Vice Chair
James B. Estabrook, Jr. †	Chair				X
Hardy B. Fowler	X	Chair	X
John M. Hairston	X
Randall W. Hanna					Vice Chair
James H. Horne	X				X
Jerry L. Levens	X	X			Chair
Constantine S. Liollio			X
Sonya C. Little		X			X
Eric J. Nickelsen	X	X	Vice Chair	X
Thomas H. Olinde			X	X
Christine L. Pickering	X	Vice Chair	X	Chair
Robert W. Roseberry				X	X
Joan C. Teofilo					X
C. Richard Wilkins					X
Number of Meetings in 2017(1)	4	15	8	7	8

    †         Chairman of the Board

(1)	In addition to their regular meetings, the Audit and Board Risk Committees held two joint meetings in 2017; those meetings are included in the total number of meetings for both committees.

Executive Committee

The Executive Committee is currently comprised of Messrs. Estabrook (Chair), Bertucci, Fowler, Hairston, Horne, Levens, Nickelsen and Ms. Pickering. The Executive Committee’s purpose is to provide a means of considering matters that may require attention of the Board in the intervals between scheduled meetings of the full Board. The Executive Committee is empowered to exercise all of the powers and authority of the Board except as limited by the Company’s Articles of Incorporation or Bylaws or by applicable law. All actions of the Executive Committee are deemed to be done under the authority of the Board, with the same force and effect as if the full Board had acted.

Audit Committee

The Audit Committee is currently comprised of Messrs. Fowler (Chair), Levens, Nickelsen, Ms. Little and Ms. Pickering (Vice Chair). Ms. Little was appointed to the Audit Committee effective April 2017. The Board has determined that the Audit Committee members each meet the additional independence criteria of the SEC and NASDAQ for service on the Audit Committee. The Board has classified Ms. Pickering, Ms. Little and Messrs. Fowler, Levens and Nickelsen as “audit committee financial experts” as defined in applicable SEC regulations.

The Audit Committee is governed by a written charter, a copy of which is on the Company’s Investor Relations website at www.hancockwhitney.com/investors under Corporate Overview – Committee Charting. Information regarding the functions of the Audit Committee is set forth in the “Audit Committee Report,” included on page 52 of this proxy statement.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Bertucci (Chair), Fowler, Liollio, Nickelsen (Vice Chair), Olinde, and Ms. Pickering. Mr. Liollio was appointed to the Compensation Committee effective April 2017. Terence E. Hall also served on the Compensation Committee through April 2017. His term on the Board expired at the annual meeting and he did not stand for reelection. The Board has determined that the Compensation Committee members each meet the NASDAQ, SEC and Internal Revenue Code’s additional independence criteria for service on the Compensation Committee.

The primary purpose of the Compensation Committee is to aid the Board in discharging its responsibilities relating to the compensation of the Company’s directors, the Chief Executive Officer, and any executive officer within the meaning of Section 16 of the Exchange Act. The Compensation Committee has overall responsibility for developing, evaluating and approving the Company’s compensation plans, policies, and programs. The Compensation Committee also oversees the preparation of and approves the annual report on executive compensation and the narrative disclosure of the Company’s risk assessment of compensation policies and practices for inclusion in the Company’s proxy statement.

Our long term incentive plans permit the Compensation Committee to delegate all or any of its responsibilities and powers under the plans to individual officers or associates of the Company or a subsidiary, except its authority or responsibility with regard to awards to persons subject to Section 16 of the Exchange Act. The Compensation Committee has delegated limited authority to the Company’s Chief Executive Officer to make grants outside of the annual long term incentive program, such as grants to new hires and special retention related grants, individually valued in excess of $100,000, and to the Company’s Chief Human Resources Officer to make such grants individually valued up to $100,000. Neither officer is permitted to grant awards to persons subject to Section 16 of the Exchange Act.

The Compensation Committee is governed by a written charter, which further sets forth the Compensation Committee’s responsibilities and duties, a copy of which appears on the Company’s Investor Relations website at www.hancockwhitney.com/investors under Corporate Overview – Committee Charting. Additional information regarding the functions and role of the Compensation Committee, including its processes and procedures for the considering and determination of executive compensation, is set forth under “Compensation Discussion and Analysis – Role of the Compensation Committee” on page 28.

Corporate Governance and Nominating Committee

The Corporate Governance Committee and Nominating Committee (the Corporate Governance Committee) is currently comprised of Ms. Pickering (Chair) and Messrs. Bertucci (Vice Chair), Nickelsen, Olinde and Roseberry. Mr. Nickelsen was appointed to the Corporate Governance Committee in August 2017. Mr. Levens served on the Corporate Governance Committee until August 2017. The Board has determined that Ms. Pickering and Messrs. Bertucci, Levens, Nickelsen, Olinde and Roseberry are each independent under applicable NASDAQ rules. The Corporate Governance Committee oversees a broad range of issues surrounding the composition and operation of the Board and its committees. The Corporate Governance Committee’s Charter is available on the Company’s Investor Relations website at www.hancockwhitney.com/investors under Corporate Overview – Committee Charting.

Director Qualifications, Qualities, and Skills. The Corporate Governance Committee has adopted criteria that it uses when it recommends individuals to be nominated for election to the Board. First, a prospective candidate must meet any eligibility and qualification requirements set forth in any Company, Board or Committee governing documents, as applicable. In addition, the Corporate Governance Committee believes that directors must demonstrate a variety of personal traits, leadership qualities, and individual competencies. The Corporate Governance Committee considers the following criteria in evaluating nominees: integrity, honesty and reputation; financial, regulatory and business experience; familiarity with and participation in one or more communities served by the Bank; dedication to the Company and its shareholders; and independence. For individuals considered for Board leadership roles, the following skill sets are also required: communications skills, facilitation skills, crisis management skills, and relationship building and networking skills. In considering candidates for director, the Corporate Governance Committee reviews these criteria and skills in light of the composition and needs of the current Board of Directors and its various committees.

Diversity Considerations. The Corporate Governance Guidelines do not specifically define diversity. The Corporate Governance Committee believes that the Board should have directors from diverse backgrounds and with a diversified set of business skills and experience. In practice, the Corporate Governance Committee has viewed diversity as the collective range of experiences, skills, talents, perspectives, and cultures that all nominees would bring to the Board. Moreover, the Corporate Governance Committee considers whether the Board, as a whole, reflects the diverse regions and lines of business of our markets and the customers we serve.

Identification of New Directors. The Corporate Governance Committee may identify potential directors in a number of ways. The Corporate Governance Committee may consider recommendations made by current or former directors, members of executive management and, where appropriate, the Company may retain a search firm to identify candidates. In addition, the Corporate Governance Committee will consider director candidates recommended by our shareholders. The Committee will evaluate candidates recommended by a shareholder in the same manner as candidates identified by the Committee or recommended by others. The Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and the Corporate Governance Committee does not perceive a need to increase the size of the Board.

For the Corporate Governance Committee to consider a director candidate for nomination submitted by a shareholder, the shareholder must submit the recommendation in writing to the Corporate Secretary at our principal executive offices. Each submission must include the same information that would be required for a director directly nominated by a shareholder as specified in our Bylaws. See “Shareholder Proposals for the 2019 Annual Meeting” on page 55. For purposes of the 2019 Annual Meeting, any such recommendation must be received by the Corporate Secretary not later than December 13, 2018.

Board Risk Committee

The Board Risk Committee is comprised of independent Company directors Messrs. Levens (Chair), Estabrook, Hanna (Vice Chair), Horne, Roseberry, Wilkins, Ms. Little and Ms. Teofilo. Mr. Wilkins and Ms. Teofilo were appointed to the Board Risk Committee effective April 2017. The Board Risk Committee reviews the Company’s processes for identifying, assessing, monitoring, and managing credit risk, liquidity risk, market risk, legal risk, operational risk (including cybersecurity risk), reputational risk, and strategic risk. The Board Risk Committee assesses the operational processes associated with the Company’s potential risk related to business recovery, compliance, corporate insurance, and legal. The Board Risk Committee may solicit and receive information from other committees as appropriate to fulfill its enterprise-wide risk management oversight function. The Board Risk Committee acts pursuant to a written Charter, a copy of which is available on the Company’s Investor Relations website at www.hancockwhitney.com/investors under Corporate Overview – Committee Charting.

Board’s Role in Risk Oversight

The Board recognizes that risk management is an enterprise-wide responsibility. The Board oversees the Company’s corporate risk governance processes through its committees. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports from the appropriate risk supervisor within the Company to enable it to understand the risk identification, risk management and risk mitigation procedures. The Board Risk Committee assists the Board in the assessment and management of the Company’s policies, procedures and practices relating to credit risk, liquidity risk, market risk, legal risk, operational risk (including cybersecurity risk), reputational risk, and strategic risk. The Audit Committee reviews the Company’s control systems to manage and monitor financial risk with management and the internal audit group. The Compensation Committee evaluates and manages any risks posed by compensation programs. In addition, the Board and executive management have appointed a Chief Risk Officer, who is a member of management, to support the risk oversight responsibilities of the Board and its committees and to involve the appropriate personnel in risk management by establishing committees responsible for oversight of the many risks faced by the Company. The Chief Risk Officer reports to the Board each quarter on the Company’s enterprise-wide risk management systems.

COMPENSATION OF DIRECTORS

Cash Compensation

The Compensation Committee engages McLagan, an Aon Hewitt company (McLagan), as its independent compensation consultant, to review our director compensation program, including a comparison of our program against the programs of the bank and financial holding companies in our Peer Bank Group (see description of this group in the Compensation Discussion and Analysis). The last such comparison was completed in 2015. After reviewing McLagan’s 2015 report, the Compensation Committee recommended no changes to the cash portion of the program for 2017.

During 2017, the Company paid its non-employee directors annual retainer fees of $30,000, except that the Chairman of the Board received an annual retainer fee of $60,000. The Company paid additional annual retainers to committee chairs as follows: Audit Committee, $12,500; Compensation Committee, $10,000; Board Risk Committee, $10,000; Credit Risk Management Subcommittee of the Board Risk Committee, $7,500; and Corporate Governance Committee, $7,500. Although this does not apply to our current committee composition, any director chairing multiple committees is only paid the higher committee chair retainer. In addition to the retainer, the Company paid non-employee directors a fee of $1,750 per Board meeting attended and directors serving on any committees are paid $1,000 for each committee meeting attended. The Bank’s board of directors is composed of the same individuals who serve as members of the Company’s Board. Non-employee Company directors do not receive any additional fees for service on the Bank board. In addition, as part of our community outreach efforts we maintain “market boards” in many of our market areas. Leading members of the community are asked to serve on these market boards together with management. Market board members provide management with insight into trends and opportunities in our key markets and support and promote the Bank in the communities served. We may request that our Company directors also serve on a market board. Non-employee Company directors serving on our market boards do not receive any additional fees for such service.

Each non-employee director may elect to receive payment of the retainer fees and meeting fees in the form of cash; in shares of Company common stock purchased through the Automatic Dividend Reinvestment and Direct Stock Purchase Plan (not to exceed $100,000 in Company common stock per year with the remainder paid in cash); in shares of Company common stock granted through the 2014 Long Term Incentive Plan; or they may elect to defer all or any portion of their fees under the Company’s Nonqualified Deferred Compensation Plan.

Equity Compensation

Beginning in 2017, the annual non-employee director equity grant moved from being issued in January of each year to being granted to align with the annual meeting of shareholders. This grant was issued with a one-year time-based restriction to align with the annual retainer service period. Each nonemployee director received an annual equity grant valued at $56,250 ($45,000 as the original retainer amount and the additional amount as a catch up related to the transition in grant timing). It is our expectation that directors will receive annual grants of $45,000 on a go-forward basis. The number of shares delivered was based on the closing price of our common stock on the date prior to the award, rounded to the nearest whole share.

Director Stock Ownership Guidelines

Directors must own either 5,000 shares of Company common stock or stock worth five times their annual cash retainer. The valuation will be based on the closing price on the last trading day of the preceding calendar year. The minimum share guidelines will be re-evaluated at least once every five years to account for significant fee structure changes. Directors have five years from the date of their election to the Board to satisfy the stock ownership expectation. In addition, if a director does not reach his or her guideline at the end of the applicable period, the director must hold one-half of any shares acquired from the Company until the guideline is met. All of our current directors meet the ownership guidelines, with the exception of directors Mr. Liollio, Ms. Little and Ms. Teofilo, who were appointed or elected to the Board in 2016.

2017 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Frank E. Bertucci	$78,250	$56,252	$134,502
James B. Estabrook, Jr.	98,250	56,252	154,502
Hardy B. Fowler	91,000	56,252	147,252
Terence E. Hall (2)	11,750	11,269	23,019
Randall W. Hanna	65,250	56,252	121,502
James H. Horne	76,750	56,252	133,002
Jerry L. Levens	87,250	56,252	143,502
Constantine S. Liollio	57,250	67,521	124,771
Sonya C. Little	65,500	56,252	121,752
Eric J. Nickelsen	79,500	56,252	135,752
Thomas H. Olinde	67,250	56,252	123,502
Christine L. Pickering	82,250	56,252	138,502
Robert W. Roseberry	64,750	56,252	121,002
Joan C. Teofilo	58,250	67,521	125,771
C. Richard Wilkins	58,250	67,521	125,771

(1)	Reflects the grant date fair value of common stock granted to all non-employee directors on April 26, 2017. On that date, each director received 1,183 shares, with the exception of Mr. Liollio, Ms. Teofilo and Mr. Wilkins who joined the Board in October 2016. For these directors, 237 additional shares were issued to account for the time served in 2016. The aggregate number of plan-based stock awards held by each director as of December 31, 2017 was 1,183 shares, with the exception of Mr. Liollio, Ms. Teofilo and Mr. Wilkins, who held 1,420 shares.
(2)	Mr. Hall’s term on the Board ended in April 2017.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Messrs. Bertucci (Chair), Fowler, Liollio, Nickelsen (Vice Chair), Olinde, and Ms. Pickering. Mr. Liollio was appointed to the Compensation Committee effective April 2017. Mr. Hall also served on the Compensation Committee through the annual meeting in April 2017, at which time his term expired and he did not stand for reelection. None of the members of our Compensation Committee (i) has been an officer or employee of our Company or any of our subsidiaries or (ii) had, during the last completed fiscal year, any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K. In addition, in the last fiscal year, no executive officer of our Company served as a director or member of the compensation committee (or its equivalent) of the board of directors of another entity whose executive officer(s) served on our Board or our Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during our 2017 fiscal year to individuals who served as our Chief Executive Officer or Chief Financial Officer during the year and our three other most highly-compensated executive officers who were serving as executive officers at the end of the fiscal year (who are referred to herein as our named executive officers, or NEOs). Our fiscal 2017 NEOs are:

John M. Hairston, President and CEO

Michael M. Achary, Chief Financial Officer

Joseph S. Exnicios, President, Whitney Bank

D. Shane Loper, Chief Operating Officer

Cecil W. “Chip” Knight, Jr., Chief Banking Officer

Later in this proxy statement under the heading “Executive Compensation,” we have included tables containing specific information about the compensation earned by or paid to our NEOs in 2017. The discussion below is intended to summarize and explain the detailed information provided in those tables and to put that information into the context of our overall compensation program.

We refer to the non-GAAP financial measures Core Revenue, Core Pre-Provision Net Revenue, and Core Net Income and Earnings per Share (Core EPS) throughout this Compensation Discussion and Analysis. For a reconciliation of these non-GAAP measures to GAAP measures, refer to Appendix A to this Proxy Statement. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December  31, 2017.

Executive Summary

Overview of Company Performance in Fiscal 2017

2017 was a year of continued growth and progress for the Company, building upon our stated strategic initiative to become the Gulf South’s premier financial institution. The Company’s financial performance in 2017 was highlighted by an increase in net income and earnings per share of 44% and 33%, respectively. This improvement came from a combination of revenue growth and expense control. Core revenues increased 15% in 2017, driven by strong loan and deposit growth. The tangible common equity ratio was 7.73% at December 31, 2017.

As further discussed below, a portion of the Company’s annual incentive plan is based on pre-determined goals measured by the financial performance of the Company, including growth in core earnings per share, core pre-provision net revenue, total loans and total deposits. The Company’s accomplishments of these goals for 2017 follow:

•	Increase in core earnings per share of 46% for the year ending December 31, 2017
•	An increase in core pre-provision net revenue of $87.7 million, or 26%, for the year ending December 31, 2017
•	An increase in average total loans of $2.3 billion, or 13%, for the year ending December 31, 2017
•	An increase in average total deposits of $2.8 billion, or 15%, for the year ending December 31, 2017

In addition to these financial accomplishments, we successfully re-entered the mergers and acquisitions arena by completing the acquisition of certain branches and $2.6 billion in assets and liabilities of the former First NBC Bank in New Orleans. In December 2017, we entered into an agreement to acquire the bank managed high net worth individual and institutional investment management and trust business of Capital One, National Association. This transaction is expected to close late in the second quarter of 2018, subject to regulatory approvals and customary conditions. This acquisition is expected to position us to become a top 50 trust firm (by revenue) in the United States. As we begin 2018, we remain focused on growing core operating pre-provision net revenue and managing through the remainder of the recent energy cycle.

Overview of our Compensation Programs

Our compensation program is aligned with short- and long-term Company performance and includes best practices designed to reflect sound corporate governance. As described further below, with the exception of base salary and a minority of our annual equity awards, all direct compensation is performance-based. Executives are also subject to stock ownership guidelines as well as post-vest holding periods on equity awards. The short-term cash incentives awarded under our annual performance plan reward our executives for achievement of short-term goals aligned with our fiscal year operating plan. The long-term incentive plan rewards our executives for achievement of long-term goals measured over a multi-year period. Together, these plans support our operating strategy to provide customers with the financial sophistication and range of products of a regional bank, while successfully retaining the commercial appeal and level of service of a community bank. The Company’s size and scale and associated compensation program enable us to attract and retain high quality associates who are focused on executing this strategy.

Our priority is growing core revenue in our existing markets, while controlling expenses. We have invested in promoting new and enhanced products that contribute to the goal of diversifying our sources of revenue and increasing core deposit funding. Our annual performance plan is primarily based on achievement of these Company performance goals, which are further discussed below under “Annual Cash Incentive.” Awards under our long-term incentive plan include performance-based restricted stock, which we refer to as “performance stock awards,” and time-based restricted stock. Performance stock awards are earned based on achievement of core earnings per share (core EPS) and total shareholder return (TSR) over a three-year performance period. To the extent earned, performance stock awards convert into unrestricted shares after performance results for the performance period are certified and a two-year post vest hold has been met. Restricted stock vests incrementally on each of the first three anniversaries of their respective grant dates and also subject to a two-year post-vest holding period. The value of the long-term incentive awards increases or decreases as our share price increases or decreases, thereby aligning the interests of our executives with those of our shareholders. Awards under our long-term incentive plan for fiscal 2017 are discussed below under “Long-Term Incentive Plan.”

Impact of Performance on 2017 Compensation

The following results and key decisions by our Compensation Committee support our pay for performance philosophy and also highlight the Compensation Committee’s focus on protecting our shareholders’ interests.

•	Aligning Base Pay Closer to Market. The Compensation Committee’s philosophy is that executives’ base salaries should generally be within 15% (plus or minus) of the market 50th percentile of the Peer Bank Group. In spite of this philosophy, base salaries have historically lagged behind peers. In addition, over the last few years, the Company has reduced the size of its executive team in number thereby reducing total compensation expense. As a result of this rightsizing, the Company has expanded the scope of responsibility of many of our current executives. After reviewing the Peer Bank Group compensation study and deliberation, the Compensation Committee approved base salary increases, which moved each of our NEOs closer to the targeted level while also accounting for any changes in responsibilities.

•	Annual Cash Incentive Determination. After reviewing our overall financial performance compared to regional and top quartile peers and the progress towards meeting our internal corporate strategic objectives, the Compensation Committee determined that annual cash incentive awards to our executive officers were warranted and approved a corporate completion percentage of 159.86% of target levels. Accordingly, based on our achievement of performance goals for fiscal 2017, the NEOs earned above target payout levels under our annual performance plan.

•	Vesting of Performance Awards. Performance awards granted in 2015 with a performance period ending in December 2017 were vested at 171.43% of target due to our achievement of the required performance threshold for Total Shareholder Return compared to our peers. Collectively, our NEOs’ vested performance awards are valued at over $3,071,922, calculated using the closing stock price of our common stock on December 29, 2017, the last trading day prior to the end of the performance period.

Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation

At our 2017 annual meeting of shareholders, 99% of the votes cast approved the compensation of our named executive officers, as discussed and disclosed in the 2017 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our shareholders. In considering the results of this advisory vote on executive compensation, the Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices have strong shareholder support.

In light of the strong shareholder support of the compensation paid to our named executive officers as evidenced by the results of this advisory vote, the Compensation Committee decided to retain our general approach to executive compensation for 2017. Future advisory votes on executive compensation will serve as an additional tool to guide the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders.

In Proposal No. 3 below, shareholders are being asked to approve, on an advisory basis, the compensation of our NEOs for 2017 as disclosed in the proxy statement.

Executive Compensation Best Practices

Our executive compensation program is designed to create an appropriate linkage between executive pay, Company performance, and the return on shareholder investment. The Compensation Committee works with its independent consultants to evaluate the program and maintain alignment with shareholders’ interests and to incorporate strong governance standards within our compensation program, such as:

•	A Significant Percentage of Executive Target Compensation is Performance-Based. More than 60% of Mr. Hairston’s total target direct compensation (base salary, target annual incentive, and target long-term incentive awards) and more than 50% of the total target direct compensation of our other NEOs is performance-based, meaning that either it is at risk and must be earned on the basis of attainment of corporate and individual performance goals (in the case of annual incentive awards and performance stock awards) or its future value is contingent upon the future performance of the Company’s common stock (in the case of our performance stock awards and time-based restricted stock awards).

•	Majority of Long-Term Incentives Based on Stock Performance. As CEO, Mr. Hairston received 70% of his equity grant in performance-based awards, with the other NEOs receiving 60% of their equity grant in performance-based awards. The Compensation Committee believes that weighting the equity grants more toward performance-based awards provides better alignment of the executives’ compensation with our shareholders’ interests.

•	Mandated Post-Vest Holding Periods. Beginning in 2015, long term incentive awards granted to our executive officers include a mandatory two-year post-vest holding requirement. This holding requirement supports alignment between our executives and our shareholders, focuses the executives on long-term sustained performance, and reduces the grant date fair value of the award for accounting purposes, thus reducing the expense of the equity program to the Company.

•	No Excise Tax Gross-Up Provisions. None of the change in control agreements in place for our NEOs or other executives provides for excise tax gross-ups. Instead, these agreements provide for a “best of net” approach to address any potential excise tax payments that might be triggered by a change in control. (See “Elements of Our Compensation Program – Use of Employment Contracts and Change in Control Agreements” herein.)

•	Clawback Policy. The Compensation Committee has adopted a clawback policy that empowers the Board to recover a bonus or other incentive compensation paid to any NEO or executive officer in appropriate circumstances where there has been a material restatement of the Company’s financial statements.

•	Limited Perquisites. We generally provide only limited perquisites to our executives, consistent with our goal of aligning our executives’ interests with the interests of our shareholders.

•	Executive Stock Ownership Requirements. Under our stock ownership guidelines, our CEO must own either 90,000 shares or stock worth five times his base salary, and our other executive officers must own either 30,000 shares or stock worth three times their base salary. Executive officers have five years from the date of employment, or promotion to an executive officer position, to meet the stock ownership requirement. If an executive does not own the requisite number of shares by the required date, the executive must retain ownership of one-half of any shares acquired from the Company (net of any tax withholdings) until the ownership requirement is met.

•	Trading Restrictions. The Company’s Insider Trading Policy prohibits our executive officers from engaging in speculative trading activities with respect to our common stock through derivative or futures contracts such as puts, calls or short sales.

Objectives of the Company’s Compensation Program

Our compensation program is designed to achieve the following objectives:

•	drive performance in support of the Company’s financial goals, balancing short-term and intermediate operational objectives and performance with long-term strategic goals;
•	align executives’ long-term rewards with the interests of our shareholders;
•	provide increased compensation opportunities for exceptional individual performance, which can result in differentiated compensation among executives who are otherwise of comparable rank; and
•	place at risk a significant portion of total compensation, making it contingent on Company performance but in a manner consistent with our risk management policies.

Role of the Compensation Committee

The Compensation Committee is responsible for annually assessing the performance of our NEOs and for determining both their annual salary and incentive (short- and long-term) compensation opportunities. Each of the members of our Compensation Committee is independent as that term is defined under NASDAQ listing standards. The Committee may form and delegate responsibility to subcommittees of the Committee as necessary or appropriate. The Compensation Committee from time to time retains independent executive compensation consultants to assist in evaluating the compensation practices at the Company and to provide advice and ongoing recommendations regarding executive compensation practices consistent with our business goals and pay philosophy.

In 2016, the Compensation Committee engaged McLagan to provide this advisory service to the Compensation Committee, which the Committee considered in connection with setting executive compensation for 2017. The scope of McLagan’s executive compensation consulting assignments included a comparison of our current levels of base salary, annual cash incentive opportunity and equity-based compensation to those paid by bank and financial holding companies in the Peer Bank Group (listed below). McLagan performed services solely on behalf of the Compensation Committee and has no other relationship with the Company or its management. The Compensation Committee assessed the independence of McLagan under the applicable SEC and NASDAQ rules and concluded that McLagan’s engagement presented no conflicts of interest. The Compensation Committee considered data developed by McLagan in its assessment of whether each element of the executives’ compensation package was competitive with the market and to determine whether any adjustments were appropriate. This information was also used to establish the parameters of long-term incentives granted to the NEOs.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee works closely with the Chief Human Resources Officer and other members of the Company’s human resources team, who provide administrative support to the Compensation Committee, as requested. Occasionally, executives may attend a Compensation Committee meeting to discuss Company and individual performance or to provide pertinent financial, tax, accounting, or operational information. Executives in attendance may provide their insights and suggestions, but only the independent Compensation Committee members have the right to vote on decisions regarding executive compensation.

For each executive officer other than himself, the Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation. The Compensation Committee reviews recommendations made by our Chief Executive Officer and information from the McLagan executive compensation review in determining compensation levels and program designs for our executives. The Compensation Committee’s decisions are based on a variety of factors, including short- and long-term Company performance, the officer’s level of responsibility, an assessment of individual performance and competitive market data. The Chief Executive Officer is excused from the meeting before decisions are made on his compensation.

Role of Compensation Consultant and Review of Market Data

The Compensation Committee periodically reviews and analyzes market data provided by McLagan in an effort to ensure that our executive officer compensation is competitive. Such a review was conducted in 2015, which served as a guide to the Committee in setting our 2017 executive compensation levels. As part of this review, we compared compensation paid to our executive officers with compensation paid to the named executive officers in similar positions at banks of comparable size (which we refer to as the Peer Bank Group). The Committee used the market information compiled as well as additional information regarding the ongoing movement of executive compensation in the banking industry to test the reasonableness of the compensation decisions we made for 2017. McLagan conducted another review of executive compensation in August 2017, which was used to make compensation decisions for 2018.

In connection with McLagan’s 2015 review of executive compensation, we determined it was appropriate to refresh the Peer Bank Group in order to ensure that the group reflects changes to both our organization and peer banks over the intervening years. The Peer Bank Group is designed to align with the Company’s business profile and external environment, and positions the Company close to the peer group median in terms of asset size. The 2015 Peer Bank Group is comprised of banks, bank holding companies and financial holding companies with total assets ranging from $12.1 billion to $36.4 billion at the time of selection. The median total assets for the 2015 Peer Bank Group was $20.9 billion, which positioned the Company at the 49th percentile of the peer group at the time of selection. We referred to the 2015 Peer Bank Group in establishing compensation levels and program design features for 2017. The Peer Bank Group was updated in connection with McLagan’s 2017 executive compensation review, which we referred to when determining 2018 compensation.

The Company’s 2015 Peer Bank Group consists of the following 20 banks, bank holding companies and financial holding companies (the * indicates a company that has been acquired since the original establishment of the peer group and therefore is no longer considered a peer company):

COMPANY NAME, HEADQUARTERS’ STATE	TICKER
Associated Banc-Corp, WI	ASB
BancorpSouth, Inc., MS	BXS
Bank of Hawaii Corporation, HI	BOH
Commerce Bancshares, Inc., MO	CBSH
Cullen/Frost Bankers, Inc., TX	CFR
F.N.B. Corp., PA	FNB
First Horizon National Corporation, TN	FHN
FirstMerit Corporation, OH*	FMER
Fulton Financial Corporation, PA	FULT
IBERIABANK Corp., LA	IBKC
People’s United Financial, Inc., CT	PBCT
Prosperity Bancshares Inc., TX	PB
Synovus Financial Corporation, GA	SNV
TCF Financial Corporation, MN	TCB
Trustmark Corp., MS	TRMK
UMB Financial Corp., MO	UMBF
Umpqua Holdings Corp., OR	UMPQ
Valley National Bancorp, NJ	VLY
Webster Financial Corporation, CT	WBS
Wintrust Financial Corporation, IL	WTFC

How We Determine and Assess Executive Compensation

We believe that the total compensation package available to our executives should provide the opportunity for enhanced levels of financial reward for achievement of higher levels of performance; should recognize and reward both short- and long-term performance; and should be competitive with our peers so we can attract and retain talented and skilled executives. After careful consideration and analysis of market survey data provided by the Compensation Committee’s executive compensation consultant, executive officer compensation is set at levels we believe to be competitive with the Company’s Peer Bank Group and compatible with our internal business plans. While the Compensation Committee considers many factors in setting executive compensation, generally the Compensation Committee strives to achieve a market position for an executive’s total compensation at approximately the median of the Peer Bank Group assuming the Company’s performance is consistent with that group.

Elements of Our Compensation Program

In 2017, our executive officer compensation program consisted of the following elements: base salary, annual cash incentives, long-term equity incentives, retirement benefits, change of control protections and other benefits, including limited perquisites.

Base Salary

We pay base salaries to our executive officers as compensation for performing their day-to-day responsibilities. Base salaries are set based on a variety of factors, including competitive pay levels within the Peer Bank Group and our industry, internal pay alignment and equity, and an overall assessment of Company and individual performance. We rely substantially on industry and Peer Bank Group salary survey data provided by the Compensation Committee’s compensation consultant to evaluate whether the base salaries of our executives are competitive in the marketplace and also evaluate the actual performance of each executive to determine if base salary increases are warranted. The Compensation Committee may, however, set an executive’s salary above the Peer Bank Group median if it determines that specific performance, needs or other circumstances justify a base salary at a higher level.

On October 29, 2016, after review and discussion of the 2015 Peer Bank Group compensation study, the Compensation Committee determined that the base salaries of our executives were significantly below the competitive range for peer executives and approved the following base salary increases for each of our NEOs effective April 16, 2017:

NEO	2016 Salary	Increase effective 2017	2017 Salary	Percentage Increase
John M. Hairston	$797,157	$67,843	$865,000	8.5%
Michael M. Achary	$425,570	$34,430	$460,000	8.1%
Joseph S. Exnicios	$419,580	$40,420	$460,000	9.6%
D. Shane Loper	$442,453	$37,547	$480,000	8.5%
Cecil W. Knight Jr.	$400,000	$20,000	$420,000	5.0%

The Compensation Committee’s philosophy is that executives’ base salaries should be within 15% (plus or minus) of the market 50th percentile of the Peer Bank Group. Over the last few years, the Company has reduced the size of its executive team in number thereby reducing total compensation expense. As a result of this rightsizing, the Company has expanded the scope of responsibility of many of our remaining executives. After reviewing the Peer Bank Group compensation study and deliberation, the Compensation Committee approved base salary increases noted above, which moved each of our NEOs to this targeted level, while also accounting for any changes in responsibility. Although the base salaries of our NEOs individually and in aggregate continue to remain somewhat below the market median, all salaries are now within 15% of peer medians.

Annual Cash Incentive

The Company uses annual cash incentives to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. The annual cash incentive plan was designed to focus executive officers towards continuing to improve both corporate and individual performance. In furtherance of this goal, each of the two components of the annual cash incentive plan, corporate performance and individual performance, is independently funded and evaluated. Further, the relative weighting of the corporate and individual components varies by executive, based on the level of corporate responsibility and the impact each executive’s position has on the corporate components.

Under the annual cash incentive plan, our NEOs were eligible to receive an annual cash incentive award based on a target percentage of their annual base salary earnings (80% for Mr. Hairston; 60% for the other NEOs.) For 2017, the table below discloses for each NEO the weighting and the award payout levels of each performance component:

NEO	Corporate Component				Individual Component
	Weighting	Min	Target	Max	Weighting	Min	Target/Max
John M. Hairston	90%	0%	100%	200%	10%	0%	100%
Michael M. Achary	85%	0%	100%	200%	15%	0%	100%
Joseph S. Exnicios	85%	0%	100%	200%	15%	0%	100%
D. Shane Loper	85%	0%	100%	200%	15%	0%	100%
Cecil W. Knight Jr.	60%	0%	100%	200%	40%	0%	100%

To determine the final completion percentage of the corporate component, the Compensation Committee uses two assessment measures: 1) actual corporate performance as compared to the pre-established corporate performance goals, and 2) the Company’s performance as compared to the performance of certain regional peers and the performance of a top quartile peer group (consisting of top performing banks in the country based upon their three-year ROAA with assets ranging from $10 billion to $30 billion), as well as the Company’s progress with respect to certain corporate strategic objectives. Based on the Company’s performance against our performance relative to a regional and top quartile group’s performance, as well as our corporate strategic objectives, the Compensation Committee has the discretion to increase or decrease the completion percentage of the corporate component.

For 2017, the corporate component of the annual cash incentive plan used four key performance measurement metrics: core EPS, core pre-provision net revenue, average annual loan growth, and average annual deposit growth. The Compensation Committee may also approve additional adjustments as it deems appropriate as discussed below based on its overall assessment of Company performance against the performance of regional and top quartile peers and consideration of other corporate strategic objectives. The individual component of the plan is determined based on a subjective assessment by the Compensation Committee of each executive’s performance relative to certain pre-established goals, as described below.

The financial performance goals under the corporate component of the 2017 Executive Incentive Plan and actual results for 2017 are set forth below:

Corporate Performance Goal	% of Corporate Component	2017 Threshold (Represents 80% Completion of Target)	2017 Target	2017 Maximum (Represents 120% Completion)	2017 Actual Results
Core EPS	40%	$1.99	$2.49	$2.99	$2.86
Core Pre-Provision Net Revenue	30%	$297.360 million	$371.700 million	$446.040 million	$422.484 million
Average Annual Loans	10%	$13.62 billion	$17.02 billion	$20.43 billion	$18.28 billion
Average Annual Deposits	20%	$15.73 billion	$19.6 billion	$23.58 billion	$20.83 billion

For 2017, comparing actual corporate performance to the 2017 targets, the corporate component aggregate percentage was 159.86%. The resulting percentage was driven by the above target performance in all four of the corporate component metrics. After considering this information and reviewing our overall financial performance compared to regional and top quartile peers and the progress towards meeting our internal corporate strategic objectives, the Compensation Committee determined that annual cash incentive awards to our executive officers were warranted and exercised no discretion to the corporate completion percentage.

With respect to the individual components, the goals in 2017 for each executive were generally grouped into the following categories: 1) leadership competency, 2) operational objectives, 3) budget adherence, 4) expense initiative run rate adherence, and 5) adherence to regulatory requirements and risk controls. The individual goals were evaluated by the Compensation Committee (for all officers) and the CEO (for officers other than himself) based on the performance of each executive in those areas.

For the year ended December 31, 2017, the following cash bonuses were awarded:

Named Executive Officer	Corporate Weighting	Corporate Completion	Corporate Component	Individual Weighting	Individual Completion	Individual Component	Total Cash Incentive
John M. Hairston	90%	159.86%	$972,870	10%	94.50%	$63,900	$1,036,770
Michael M. Achary	85%	159.86%	$366,858	15%	96.63%	$39,131	$405,989
Joseph S. Exnicios	85%	159.86%	$365,434	15%	95.00%	$38,323	$403,757
D. Shane Loper	85%	159.86%	$382,423	15%	95.00%	$40,105	$422,528
Cecil W. Knight Jr.	60%	159.86%	$238,360	40%	94.00%	$93,440	$331,800

Long-Term Incentives

The purpose of our long-term incentive program is to ensure that our executives focus not only on short-term returns but also on achieving long-term Company goals, growth and creation of shareholder value. We further believe that equity ownership by our executive officers aligns executives’ interests with those of our shareholders. In 2017, the Compensation Committee continued its practice of using only performance stock awards (PSAs) and time-based restricted stock awards (RSAs) for long-term incentive compensation, with a higher percentage of the total award value being delivered to our NEOs in the form of PSAs. This relative weighting of the award values strengthens the alignment of the executive and shareholder interests. The PSAs only provide value to the executive if our TSR exceeds a threshold of performance relative to our peers and if certain operational objectives are achieved, as described below. However, we continue to use RSAs as a portion of our long-term awards because we believe they provide an effective retention incentive for the executives and align the interests of our executives with those of our shareholders.

The Compensation Committee sets the target value of the equity awards granted as a percentage of each executive’s base salary, with the target percentage based upon the executive’s position. We believe using a percentage of base salary as the target provides us greater control and consistency relative to the value of equity awards we grant each year. For 2017, the long-term incentive allocations for the NEOs were as follows:

Named Executive Officer	Target Value of LTI as a % of Base Salary	LTI Target Value	% Delivered in Performance Awards	% Delivered in Restricted Stock
John M. Hairston	150%	$1,297,501	70%	30%
Michael M. Achary	90%	$414,000	60%	40%
Joseph S. Exnicios	90%	$414,000	60%	40%
D. Shane Loper	90%	$432,000	60%	40%
Cecil W. Knight Jr.	80%	$336,000	60%	40%

The RSAs vest based on continued service, with the awards granted in 2017 vesting in annual increments over a three-year period. The PSAs granted as part of the 2017 program (which were approved in October 2017 with a grant date in January 2018) are described below. Both the restricted stock and performance stock awards granted under the 2017 program include a two-year post-vest holding period applicable to the net shares issued upon vesting of the award and payment of withholding taxes.

For the PSAs approved in 2017, the Company bifurcated the grant into two equally weighted awards, one using a three-year relative TSR performance metric and the other a two-year EPS metric. We believe these performance metrics provide a direct alignment of executive and shareholder interests.

•	TSR Awards – The payout level of the TSR award is determined based on the relative rank of the Company’s TSR among a 43 company peer group (from the KBW Regional Bank Index), which is the same peer group used for these performance awards since the inception of the program, except for companies that have been removed due to acquisitions. If over the three-year measurement period the Company’s TSR performance is below the peer group’s 25th percentile, no portion of the award is earned, while TSR performance at or above the 75th percentile against peers would result in a payout of 200% of the target award.

•	Core EPS Awards – The core EPS award has a two-year performance measurement period followed by a one-year service period. Between 0% and 200% of the target award will be earned based upon the level of collective core EPS achieved over the performance period as compared to the target level, with 80% of target core EPS earning 50% payout and 120% of target core EPS earning 200% payout. The two-year EPS goals have been selected by the Compensation Committee and consider our strategic plan as well as projected growth targets. The Compensation Committee believes that the growth targets represent appropriately challenging performance that will lead to increased shareholder value if achieved.

For all PSAs granted, results that fall in-between the “maximum,” “target” and “minimum” levels of the applicable performance criteria will be paid out on a sliding scale. Because the PSAs granted as part of the 2017 long-term incentive program have a January 2018 grant date, they are not reflected in the “Summary Compensation Table” or “Grants of Plan-Based Awards Table” herein (although the award for each NEO is described below). Rather, the PSAs associated with the 2016 long-term incentive program (which were granted in January 2017) are shown, in accordance with proxy reporting methodology.

In addition to the targeted value of the equity awards granted and described above as a percentage of each executive’s base salary, the Compensation Committee in its discretion increased the amount of RSAs to be granted in 2017 to account for below market equity awards being granted in recent years and as an additional reward for operational performance. Specifically, after considering (i) that our executive officer total compensation was below market median, (ii) executives’ contributions toward meeting internal corporate strategic objectives earlier than expected, and (iii) leadership exhibited during the acquisition and integration of the former First NBC Bank operations acquired in 2017, the Compensation Committee determined that additional shares were warranted along with the normal 2017 grants. The shares and values are included in the totals represented in the table below.

Our NEOs received the following long-term incentive awards for fiscal year 2017 (including PSAs granted in January 2018):

Named Executive Officer	2017 RSAs	2017 Value of RSA Awards (1)	2017 PSAs (represent the target awards granted Jan. 2018)	2017 Value of PSA Awards	2017 Total Award Value (1)
John M. Hairston	14,300	$689,260	18,348	$908,226	$1,597,486
Michael M. Achary	6,756	$325,639	5,018	$248,391	$574,030
Joseph S. Exnicios	6,756	$325,639	5,018	$248,391	$574,030
D. Shane Loper	6,905	$332,821	5,236	$259,182	$592,003
Cecil W. Knight Jr.	4,344	$209,381	4,072	$201,564	$410,945

(1)	For purposes of determining the RSAs and PSAs to be granted, the Compensation Committee values each award based on the closing price of our common stock on the day prior to the effective date of the grant, which values are reflected in the table above. For purposes of determining the grant date fair value of the awards to be reported in the “Summary Compensation Table,” the awards are valued in accordance with FASB ASC Topic 718 as required by SEC rules, with the PSAs subject to the TSR metric valued as of the grant date based on probable outcomes and the PSAs subject to the core EPS metric valued as of the date of grant.

2016 PSAs – In 2016, the Compensation Committee approved two equally weighted awards, one using a three-year relative TSR performance metric and the other a two-year EPS metric. The TSR payout level is determined based on the relative rank of the Company’s TSR among a 43 company peer group over the three-year period from 2017 – 2019. If the Company’s TSR performance is below the peer group’s 25th percentile, no portion of the award is earned, while TSR performance at or above the 75th percentile against peers would result in a payout of 200% of the target award. The core EPS award has a two-year performance measurement period followed by a one-year service period. Between 0% and 200% of the target award will be earned based upon the level of collective core EPS achieved over the performance period as compared to the target level, with 80% of target core EPS earning 50% payout and 120% of target core EPS earning 200% payout. Both awards include a two-year post-vest holding period applicable to the net shares issued upon vesting of the award and payment of withholding taxes. The 2016 PSA Awards were approved in October 2016, but had a January 2017 grant date, and are thus reflected as 2017 compensation in the “Summary Compensation Table” and “2017 Grants of Plan-Based Awards Table” herein.

Vesting of 2014 PSAs – The three-year performance period from 2015-2017 for the PSAs approved in 2014 ended December 31, 2017. The Company’s relative TSR compared to the applicable peer group was above the threshold level of performance, which resulted in our executive officers vesting at 171.43% of the target awards. In particular, our named executive officers vested in 62,059 shares valued at $3,071,922 as of December 29, 2017.

Retirement Benefits

Retirement benefits also play an important role within our overall executive compensation strategy because providing our executives with financial security at retirement means they are incentivized to remain long-term employees of our Company. Based on information provided by the Compensation Committee’s consultant, we believe that our retirement program, including the benefits that are earned based on service, is comparable to programs offered by the companies in our Peer Bank Group. Our retirement program continues to be an essential component to ensure that our executive compensation program remains competitive.

During 2017, the Company maintained the following two retirement plans available to all eligible employees:

•	Hancock Holding Company Pension Plan
•	Hancock Holding Company 401(k) Savings Plan

The Hancock Holding Company Nonqualified Deferred Compensation Plan was also available to our NEOs, and Mr. Exnicios remains eligible for benefits under the Whitney Holding Corporation Retirement Restoration Plan. These plans are described in more detail under “Executive Compensation – Pension Benefits” and “Executive Compensation – Nonqualified Deferred Compensation” herein.

Perquisites and Other Benefits

We seek to maintain a cost conscious culture in connection with the benefits we provide to our executive officers, consistent with our objective to tie a significant portion of executive compensation to Company performance. Our NEOs receive limited perquisites, such as club memberships, free parking, and a Company provided auto allowance. The Company also charters aircraft that the NEOs may use periodically. As outlined in the Company’s Corporate Aviation Usage Policy, personal use of the aircraft is discouraged. However, any personal use of the aircraft, including a spouse flying to attend a business function but not a formal part of the agenda, will trigger imputed income to the NEO calculated according to IRS guidelines. In situations where a spouse is required to attend an event and is not a formal part of the agenda as outlined in the Internal Revenue Code, the Company will pay to the NEO a grossed-up amount equal to the tax on such imputed income incurred by the NEO. We also provide our executive officers long-term disability insurance coverage that provides tax-free benefits. Based on information provided by the Compensation Committee’s consultant, we believe the perquisites provided to our NEOs are reasonable in light of industry practices and perquisites available to executive officers of the companies in our Peer Bank Group. We review the perquisites provided to our executive officers periodically to ensure that our benefits are consistent with our overall compensation objective of providing competitive compensation to our executive officers.

Employment Contracts and Change in Control Agreements

We do not have employment contracts with the NEOs. However, each NEO has a change in control agreement that protects the executive’s employment for a period of time following a change in control of the Company. The occurrence or potential occurrence of a change in control would create uncertainty regarding whether the employment of our executive officers whom we consider to be key employees would be continued. In the Compensation Committee’s view, providing these change in control protections better enables the executive officers to focus on the Company’s business and serve the shareholders’ interests, particularly during periods of consolidation or merger and acquisition activity within the banking industry.

Each NEO’s change in control agreement, among other things, protects the executive’s employment for two years following a change in control of the Company. Under the agreements, if the executive’s employment is terminated by the Company without cause during the protected period following a change in control, then the executive is entitled to a severance payment equal to a multiple of two or three times his base salary plus the average bonus paid to the executive for the three fiscal years preceding the termination, and continued medical coverage of 24 or 36 months, depending on the executive’s position. The executive is also entitled to this severance payment if the executive resigns due to disability during the protected period or because of a material change in his base salary or duties or his relocation during the protected period after notice and an opportunity to cure is provided to the Company. Under these agreements, the NEOs are responsible for any excise tax payments due. The change in control agreements had an initial term of three years ending December 31, 2017 and then automatically renew for successive three-year terms beginning on January 1st of the year immediately following the end of each term, unless either the Company or the executive elects to terminate the agreement at the end of its then current term no later than October 31st preceding the renewal date. The agreements carried forward for an additional term after the initial term expired. The agreements also bind the executives to certain non-solicitation, non-disparagement and confidentiality covenants. These agreements are described in more detail under “Executive Compensation – Potential Payments Upon Termination or Change in Control” herein.

Tax and Accounting Considerations

The Compensation Committee considers the tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. The grant-date fair value of share-based awards that are settled in stock, such as RSAs and PSAs, is expensed over the service period or vesting period of the grant. Section 162(m) of the Internal Revenue Code, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. For 2017, an exception to the $1 million limit is available for “performance-based compensation” that meets certain requirements. However, the Company has decided to retain the ability to pay compensation that is not eligible for such treatment under Section 162(m). The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Stock Ownership Guidelines

We believe that the executive officers of our Company should maintain equity interests in the Company to ensure that they have a meaningful economic stake in the Company and that the interests of our executives and our shareholders are aligned. Effective January 1, 2009, we adopted stock ownership guidelines that require our executive officers to own directly or indirectly a minimum level of Company common stock, depending upon the executive’s position. Shares held by the executive or the executive’s spouse, including, without limitation, shares held for the account of the executive in the Company’s Dividend Reinvestment Plan, a brokerage account, the Hancock 401(k) plan, or the Company’s Nonqualified Deferred Compensation Plan are deemed owned by the executive under the guidelines. Under the guidelines, our Chief Executive Officer is required to maintain ownership of either 90,000 shares of Company common stock or stock worth five (5) times his base salary. Each of our other executive officers is required to maintain ownership of either 30,000 shares of Company common stock or stock worth three (3) times his or her base salary. The valuation will be based on the closing price on the last trading day of the preceding calendar year. The executives have five years from the date of their designation as an executive officer to satisfy these ownership requirements. In addition, if an executive officer does not reach his or her guideline at the end of the applicable period, the executive officer must hold one-half of any shares acquired from the Company (net of any tax withholdings) until the guideline is met. Currently all of our NEOs meet the ownership guidelines with the exception of Mr. Knight who has five years from his designation in 2016 as an executive officer to meet the guidelines.

Risk Assessment of Compensation Policies and Practices

In connection with the Compensation Committee’s evaluation and review of the Company’s policies and practices of compensating its associates, including executives and non-executive associates, as such policies and practices relate to risk management practices and risk-taking, the Compensation Committee has determined that its compensation plans and practices are not likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is currently comprised of Messrs. Bertucci (Chair), Fowler, Liollio, Nickelsen (Vice Chair), Olinde, and Ms. Pickering. Mr. Liollio was appointed to the Compensation Committee effective April 2017. Mr. Hall also served on the Compensation Committee through April 2017. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with executive management. Based on such review and discussion the Compensation Committee recommended to the Board of Directors that the 2017 CD&A be included in this proxy statement and in its Annual Report on Form 10-K for such fiscal year.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Frank E. Bertucci (Chair)

Hardy B. Fowler

Constantine S. Liollio

Eric J. Nickelsen (Vice Chair)

Thomas H. Olinde

Christine L. Pickering

EXECUTIVE COMPENSATION

The following table sets forth the cash and other compensation that we paid to our NEOs or that was otherwise earned by our NEOs for their services in all capacities during 2017, 2016 and 2015.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings($)(5)	All Other Compen- sation ($)(6)	Total ($)
John M. Hairston, President and CEO	2017 2016 2015	845,245 797,157 707,000	128,728	1,281,101 812,680 (7) 725,281 (7)	1,036,770 630,352 267,298	123,237 68,390 43,212	251,903 249,520 240,575	3,538,256 2,558,099 2,112,094
Michael M. Achary, Chief Financial Officer	2017 2016 2015	449,975 425,570 400,000	51,588	489,528 282,935 258,008	405,989 253,149 119,778	105,001 63,705 44,619	199,419 199,758 200,454	1,649,912 1,225,117 1,074,447
Joseph S. Exnicios, President, Whitney Bank	2017 2016 2015	448,228 419,580 375,000	48,364	486,931 260,307 225,735	403,757 247,792 112,633	373,618 211,612 126,894	209,667 205,744 198,735	1,922,201 1,345,036 1,087,361
D. Shane Loper Chief Operating Officer	2017 2016 2015	469,067 442,453 400,000	51,588	503,139 287,508 258,008	422,528 261,002 114,407	138,402 73,272 41,195	111,991 111,903 109,996	1,645,127 1,176,138 975,194
Cecil W. Knight Jr. Chief Banking Officer (8)	2017 2016	414,183 172,827		354,218 404,656	331,800 100,896		134,742 59,218	1,234,943 737,596

(1)	Amounts reflect the annual base salaries approved by the Compensation Committee for each NEO and earned for the applicable year.

(2)	Amounts reflect the portion of the annual cash incentive award paid for 2015 based on the Compensation Committee’s discretionary adjustments to the corporate performance goals.

(3)	Amounts reflect the grant date fair value of restricted shares and performance stock awards (PSAs) granted during the year, calculated in accordance with FASB Topic 718. The grant date fair value of the restricted shares is based on the closing price of our common stock on the grant date, as adjusted for an illiquidity discount related to the post-vest holding requirement. The grant date fair value of the PSAs is determined using a Monte Carlo simulation method, as set forth in Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

With respect to PSAs, amounts included in the table are based on the probable outcome of the performance conditions for the year assuming achievement of the performance conditions at “target” levels. The grant date value of the PSAs, assuming achievement of performance conditions at the highest level, would be as follows:

NEO	2017	2016	2015
John M. Hairston	$1,261,212	$842,541	$997,041
Michael M. Achary	$360,764	$255,397	$302,179
Joseph S. Exnicios	$355,568	$233,473	$264,400
D. Shane Loper	$375,052	$255,397	$302,179
Cecil W. Knight Jr.	$316,440	n/a	n/a

(4)	Amounts reflect the annual cash incentives earned by each NEO for the applicable year, as described in the Compensation Discussion and Analysis above.

(5)	The Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the aggregate of the increase in actuarial present value of each of the NEO’s accumulated benefits under the Hancock Holding Company Pension Plan.

(6)

Included in the All Other Compensation column is the value of certain perquisites and benefits the Company makes available to its executive officers. Such perquisites include a Company provided auto allowance, club dues, executive physicals, parking and supplemental long-term disability insurance. In addition, the amount reflected includes Company contributions to the Company’s Nonqualified Deferred Compensation Plan and the Hancock

401(k) plan, and restricted stock award dividends. For Mr. Knight, the amount also includes relocation benefits consisting of reimbursement of moving expenses, temporary housing, real estate fees, storage of household goods and a miscellaneous expense allowance.

Name	Total Perquisites	Company Plan Contributions	RSA Dividends	Relocation	Total
John M. Hairston	$18,186	$206,544	$27,174		$251,903
Michael M. Achary	11,752	172,949	14,718		199,419
Joseph S. Exnicios	24,499	172,577	12,590		209,667
D. Shane Loper	9,684	87,439	14,868		111,991
Cecil W. Knight Jr.	16,560	7,750	12,203	$98,228	134,742

(7)	The Company permits its executives to elect to defer awards received under our long-term incentive program into our Nonqualified Deferred Compensation Plan. The value of stock awards includes the value of units so deferred and credited under the Nonqualified Deferred Compensation Plan. The grant date fair value of the long-term incentive awards deferred by Mr. Hairston for 2016 was $554,459 in performance units and for 2015 was $45,357 in restricted units and $498,521 in performance units.

(8)	Effective July 26, 2016, Mr. Knight became an executive officer of the Company and assumed the role of Chief Banking Officer.

CEO Pay Ratio

We believe executive pay must be internally consistent and equitable to motivate our associates to create shareholder value. Our CEO to median associate pay ratio is calculated in accordance with SEC requirements pursuant to Item 402(u) of Regulation S-K. We identified the median associate by examining the 2017 W-2 Box 5 Wages (Medicare Wages and Tips) for all individuals, excluding our CEO, who were employed by us on December 30, 2017, the last day of our payroll year. We included all associates, whether employed on a full-time, part-time, or on call basis. We did not make any assumptions, adjustments, or estimates with respect to W-2 Box 5 Wages, and we did not annualize the compensation for any associates that were not employed by us for all of 2017. We believe the use of W-2 Box 5 Wages for all associates is a consistently applied compensation measure.

After identifying the median associate, we calculated annual total compensation for such associate using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation Table above. The total annual compensation of our median employee was $58,216. The total annual compensation of our CEO was $3,558,012. Accordingly, the ratio of CEO pay to median employee pay was 61:1.

The following table below sets forth the individual grants of plan-based awards made to each of our NEOs during 2017.

2017 GRANTS OF PLAN-BASED AWARDS
Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards:	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)	Number of Shares of Stock or Units (#)
John M. Hairston	RSA	11/15/2017 (1)							14,300	650,495
	PSA	1/2/2017 (2)				7,768	15,536	31,072		630,606
	Annual Cash		371,908	676,196	1,284,772
Michael M. Achary	RSA	11/15/2017 (1)							6,756	309,146
	PSA	1/2/2017 (2)				2,222	4,444	8,888		180,382
	Annual Cash		155,241	269,985	499,472
Joseph S. Exnicios	RSA	11/15/2017 (1)							6,756	309,146
	PSA	1/2/2017 (2)				2,190	4,380	8,760		177,784
	Annual Cash		154,639	268,937	497,533
D. Shane Loper	RSA	11/15/2017 (1)							6,905	315,613
	PSA	1/2/2017 (2)				2,310	4,620	9,240		187,526
	Annual Cash		161,828	281,440	520,664

2017 GRANTS OF PLAN-BASED AWARDS
Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards:	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)	Number of Shares of Stock or Units (#)
Cecil W. Knight Jr.	RSA	11/15/2017 (1)							4,344	195,998
	PSA	1/2/2017 (2)				1,949	3,898	7,796		158,220
	Annual Cash		173,957	248,510	397,615

(1)	All awards approved by the Compensation Committee on October 26, 2017, but with an effective grant date of November 15 2017. The awards vest incrementally over three years with an additional two-year post-vest holding requirement.

(2)	All awards approved by the Compensation Committee on October 27, 2016, but with an effective grant date of January 2, 2017. PSAs based upon Core EPS vest after 3 years (two-year performance period and an additional one year service restriction) and PSAs based upon relative TSR vest over a three-year performance period. All performance stock awards granted under the 2017 program include a two-year post-vest holding period applicable to the net shares issued upon vesting of the award and payment of withholding taxes.

(3)	Reflects threshold, target and maximum payout levels under our annual cash incentive program for 2017. The actual amount of incentive bonus earned by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the annual cash incentive program is included in the Compensation Discussion and Analysis section above.

(4)	Represents threshold, target and maximum payout levels under performance share awards granted in 2017. The number of actual shares earned under the PSAs will be based on the achievement of performance goals relating to core EPS over a two-year performance period and relative TSR over a three-year performance period, as described in the Compensation Discussion and Analysis section above.

(5)	Amounts reflect the grant date fair value of stock awards granted during the year, calculated in accordance with FASB Topic 718.

The following table provides information concerning equity awards that are outstanding as of December 31, 2017 for each of our NEOs.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017
	Stock Awards
Name	Grant Date	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)(3)
John M. Hairston
	11/15/2017	14,300	707,850
	1/2/2017			7,768	384,516
	11/15/2016	4,893	242,204
	1/4/2016			11,797(2)	583,952
	11/13/2015	2,947(1)	145,877
	1/2/2015			33,163 (2)	1,641,569
	11/20/2014	2,984 (1)	147,708
	11/21/2013	7,620 (1)	377,190
Michael M. Achary
	11/15/2017	6,756	334,422
	1/2/2017			2,222	109,989
	11/15/2016	2,176	107,712
	1/4/2016			3,576	177,012
	11/13/2015	1,390	68,805
	1/2/2015			10,051	497,525
	11/20/2014	1,406	69,597
	11/21/2013	3,593	177,854

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017
	Stock Awards
Name	Grant Date	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)(3)
Joseph S. Exnicios
	11/15/2017	6,756	334,422
	1/2/2017			2,190	108,405
	11/15/2016	2,146	106,227
	1/4/2016			3,129	154,886
	11/13/2015	1,216	60,192
	1/2/2015			8,794	435,303
	11/20/2014	1,230	60,885
	1/2/2014	1,047	51,827
	11/21/2013	1,994	98,703
D. Shane Loper
	11/15/2017	6,905	341,798
	1/2/2017			2,310	114,345
	11/15/2016	2,263	112,019
	1/4/2016			3,576	177,012
	11/13/2015	1,390	68,805
	1/2/2015			10,051	497,525
	11/20/2014	1,406	69,597
	11/21/2013	3,593	177,854
Cecil W. Knight Jr.
	11/15/2017	4,344	215,028
	1/2/2017			1,949	96,476
	11/15/2016	1,909	94,496
	8/15/2016	8,000	396,000

(1)	These amounts include the following restricted units deferred into the Nonqualified Deferred Compensation Plan by Mr. Hairston: for 2015, 179 units; for 2014, 2,238 units; and for 2013, 762 units.

(2)	These amounts include performance units deferred into the Nonqualified Deferred Compensation Plan by Mr. Hairston: for 2016, 11,797 units; and for 2015, 9,673 units.

(3)	Market value is calculated based on the closing price of our common stock on December 29, 2017 of $49.50.

(4)	The amounts reported for PSAs are based on achieving threshold performance goals, resulting in an award of 50% of the target PSA award. The executives will earn between 0% and 200% of the target PSA award based on the Company’s achievement of performance criteria. For the January 2, 2015 grant, the amount is 171.43% of target based upon December 31, 2017 performance period ending results.

The following table provides information regarding the vesting of restricted stock awards and the exercise of stock options held by our NEOs in 2017.

2017 OPTION EXERCISES AND STOCK VESTED
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
John M. Hairston	109,197	1,396,752	14,245	694,444
Michael M. Achary	41,129	477,388	6,769	329,989
Joseph S. Exnicios	10,961	133,619	5,057	246,529
D. Shane Loper	41,129	486,358	6,812	332,085
Cecil W. Knight Jr.	-	-	2,955	135,356

(1)	Reflects the fair market value of the shares as of the vesting date, which is defined in our stock incentive plan as the closing price of our common stock on the day prior to vesting.

The following table provides information regarding our Pension Plan and Retirement Restoration Plan, which provide for payment or other benefits at, following, or in connection with retirement.

2017 PENSION BENEFITS
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During 2017 ($)
John M. Hairston	Hancock Holding Company Pension Plan	23	660,732	-
Michael M. Achary	Hancock Holding Company Pension Plan	17	565,391	-
Joseph S. Exnicios	Hancock Holding Company Pension Plan	40	1,608,140	-
	Whitney Holding Corporation Retirement Restoration Plan	40	1,761,795	-
D. Shane Loper	Hancock Holding Company Pension Plan	27	738,598	-
Cecil W. Knight Jr.	Hancock Holding Company Pension Plan	0	0

(1)	Based on Accounting Standards Codification 715-20 assumptions used for disclosure as of December 31, 2017.

Hancock Holding Company Pension Plan

The present value of the accumulated benefit obligation is determined using the following assumptions: Interest rate 3.58% per annum and the Pre-Commencement: RP-2014 Employee Life Mortality Table (Bottom Quartile) (adjusted for MP-2017) Fully Generational Projection using Scale MP-2017 and the Post-Commencement: RP-2014 Annuitant Life Mortality Table (Bottom Quartile) (adjusted for MP-2017) Fully Generational Projection using Scale MP-2017. Assumes the benefit will be paid in the normal form on the later of age 65 and the valuation date.

Whitney Holding Corporation Retirement Restoration Plan

The present value of the accumulated benefit obligation is determined using the following assumptions: Interest rate 3.58% per annum and the Pre-Commencement: RP-2014 Employee Life Mortality Table (Bottom Quartile) (adjusted for MP-2017) Fully Generational Projection using Scale MP-2017 and Post-Commencement: RP-2014 Annuitant Life Mortality Table (Bottom Quartile) (adjusted for MP-2017) Fully Generational Projection using Scale MP-2017. Assumes the benefit will be paid in the normal form on the later of age 65 and the valuation date.

The Hancock Holding Company Pension Plan covers certain eligible employees of the Company upon the completion of one year of service and the attainment of age 21. In 2017, the plan was amended to exclude any individual hired or rehired by the Company after June 30, 2017 from eligibility to participate. Additionally, the amendment provides that the accrual of benefits of each participant whose combined age plus years of service as of January 1, 2018 totals less than 55 will be frozen. Benefits under the plan are determined as the sum of 1% of compensation multiplied by years of service and 0.5% of compensation in excess of a 35-year average of the social security wage base multiplied by years of service. The benefits are determined using base pay, but excluding bonuses and other items of extraordinary compensation. The Internal Revenue Service limits compensation that may be considered for purposes of calculating plan benefits. In 2017, this limit was $270,000. Benefits are payable in the form of actuarially-equivalent annuities, following separation from service and attainment of the normal (age 65) or early (age 55 and 10 years of service) retirement age. Early retirement benefits are subject to actuarial reduction.

Mr. Exnicios also participates in the Whitney Holding Corporation Retirement Restoration Plan, which is a nonqualified retirement plan that supplements benefits payable from the tax-qualified plan. This plan was acquired by the Company in connection with the merger with Whitney Holding Corporation and only former employees of Whitney Holding Corporation and its subsidiaries were eligible for participation. Benefits are determined as the difference between retirement benefits determined under the Whitney National Bank Retirement Plan (now merged into the Hancock Holding Company Pension Plan) without regard to the applicable compensation limits and benefits actually payable from that plan taking into account all applicable limitations. Effective January 1, 2013, all benefit accruals under this plan were frozen.

The following table provides information regarding our Nonqualified Deferred Compensation Plan, which provides for the deferral of compensation on a basis that is not tax-qualified

2017 NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in 2017 ($) (1)	Registrant Contributions in 2017 ($) (1)	Aggregate Earnings in 2017 ($) (2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at December 31, 2017($) (3)
John M. Hairston	67,620	197,094	769,798	-	7,347,026
Michael M. Achary	89,995	163,499	215,644	-	2,366,392
Joseph S. Exnicios	-	163,127	150,927	-	1,211,258
D. Shane Loper	109,510	77,989	401,828	-	2,327,668
Cecil W. Knight Jr.	20,709	-	2,209	-	22,918

(1)	The amounts included in the Executive Contributions in 2017 and Registrant Contributions in 2017 are also reported as 2017 compensation in the Summary Compensation Table.

(2)	Contributions are treated as if invested in one or more investment vehicles selected by the participant. The annual rate of return for each of these funds for fiscal year 2017 was as follows:

Fund	One Year Total Return
Model Portfolio – Conservative	7.09%
Model Portfolio – Moderate/Conservative	11.91%
Model Portfolio – Moderate	15.54%
Model Portfolio – Moderate/Aggressive	18.74%
Model Portfolio – Aggressive	22.65%
Fidelity VIP Money Market Svc2	0.31%
T. Rowe Price Limited Term Bond	1.05%
Fidelity VIP Investment Grade Bond Svc	4.16%
American Century VP II Inflation Protection I	3.92%
PIMCO VIT Global Bond (Unhedged) Admin	8.63%
MSF MFS Value A	18.00%
Fidelity VIP Index 500 Initial	21.71%
MSF Jennison Growth A	37.32%
American Century VP Mid Cap Value I	11.69%
Great-West T. Rowe Price Mid Cap Growth Initial	24.43%
Delaware VIP Small Cap Value Spd	12.05%
Vanguard VIF Small Company Growth I	23.46%
Great-West MFS International Value Initial	26.47%
Invesco VIF International Growth I	23.00%
Hancock Holding Company Common Stock	17.20%

(3)	The following amounts included in the Aggregate Balance at December 31, 2017 were previously reported as compensation to the NEOs in the Summary Compensation Table for years prior to 2017: Mr. Hairston, $3,755,904; Mr. Achary, $1,352,833; Mr. Exnicios, $388,038; Mr. Loper, $652,982; and Mr. Knight, $0.

Under our Nonqualified Deferred Compensation Plan, participants may elect a maximum deferral of 80% of base salary, 100% of annual incentive bonus, and 100% of long term incentive awards (in the form of performance units and restricted units – annual grants only). The minimum deferral for base salary and annual incentive bonus amounts to $3,000 in the aggregate. There is no minimum deferral for long-term incentive awards.

Company contributions are made at the discretion of the Compensation Committee. Each year, a 401(k) restoration matching contribution may be made to participant accounts. Unless otherwise provided by the Compensation Committee, a participant shall be vested in his Company restoration matching account at the time or times and in the amounts determined in accordance with the provisions of the Hancock 401(k) plan. The plan also allows for supplemental contributions to be made to participants at the discretion of the Compensation Committee (referred to as SERP contributions). The factors taken into consideration for these contributions are current total compensation and a reasonable estimate of final pay at retirement, years of service while eligible for supplemental contributions, remaining with the Company until age 65, a reasonable estimate of growth in the value of the supplemental contribution account investments over the years prior to retirement, and the growth of the supplemental contribution account based on actual investment opportunities deemed to be credited to the supplemental contribution account. The participant will vest in the supplemental contribution account on a 10-year graded vesting schedule beginning at age 51 and ending at age 60. Each participant will be 100% vested at age 60.

Participants elect the investment options in which their deferrals are deemed to be invested from a group of measurement funds made available under the plan by the Compensation Committee. The participants may allocate and reallocate the investments of their deferral accounts among such investment options on a daily basis subject to certain limitations. Earnings or losses are allocated to the participant’s accounts under the plan on a daily basis based on the performance, positive or negative, of each specific measurement fund in which the participant’s accounts are deemed to be invested. In the event no investment election is made by a participant, the participant’s accounts under the plan are deemed to be invested in the lowest-risk measurement fund available under the plan and credited or debited with the earnings of such fund, until the participant elects otherwise. Only deferrals of a participant’s bonus may be deemed invested in the common stock measurement fund available under the plan. Any amounts deemed invested in the common stock measurement fund and any deferrals of restricted units or performance units may not be reallocated to any other investment measurement fund under the plan. Incentive units and amounts deemed invested in the common stock measurement fund are credited with dividend equivalent units as of each dividend payment date and deemed reinvested in additional common stock units based on the fair market value of the Company’s stock on the dividend payment date. If service and performance conditions are not met, the unit credits will be reversed.

Payments from the plan are payable upon the earlier of retirement, termination of employment, disability, death, or in the event of a scheduled distribution (payment during a specified year elected by the participant). Distributions due to retirement may begin immediately or up to five years after retirement and may be made in a lump sum or in annual installments from two to 15 years. The time and method of retirement distributions are elected by each participant and, effective for 2015 and thereafter, may be separately elected on an annual basis with respect to amounts deferred and/or contributed on behalf of the participant for such year. Distributions due to termination of employment of all amounts deferred or contributed to the plan on behalf of the participant prior to 2015 shall be distributed in a lump sum. Effective 2015 and thereafter, each participant may separately elect on an annual basis the method in which amounts deferred or contributed on such participant’s behalf for such year will be distributed in the event of a termination of employment. Such distributions may be made in a lump sum or in annual installments over a period not to exceed three years.

Distributions due to death or disability and scheduled distributions may only be made in a lump sum. Scheduled distributions may not be made with respect to any long-term awards deferred under the plan. Distributions of incentive units and of funds held in the common stock measurement fund may only be made in common stock of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth the amounts that would have been payable to each of our NEOs under the various scenarios for termination of employment or a change of control of the Company had such scenarios occurred on December 31, 2017. The price per share of Company stock that is used for purposes of the table is $49.50, the closing market price as of December 29, 2017. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company or the change of control. In addition to the amounts reflected in the table, upon termination of employment each of the NEOs would also receive benefits under the Hancock Holding Company Pension Plan, as described above, as well as benefits under the Hancock 401(k) plan, and for Mr. Exnicios only, benefits under the Whitney Holding Company Retirement Restoration Plan. Finally, the receipt of many of the payments and benefits listed in the table below is contingent upon the executive complying with certain covenants, which are described below.

Executive Benefits and Payments Upon Termination	Normal Retirement (1)	Death (2)	Disability (3)	CIC Only (4)	Disability, Involuntary Termination or Termination for Good Reason upon CIC (5)	Termination in Connection with a Reduction in Force
John M. Hairston, President and Chief Executive Officer
2017 Annual Bonus	676,196	676,196	676,196	-	-	-
CIC Payment	-	-	-	-	4,658,149	-
Vesting of Long Term Incentives: RSA, ISO, PSA	-	1,800,530	2,120,960	640,860	2,120,960	80,000
Vesting of Nonqualified Deferred Compensation (6)	-	2,418,331	3,391,583	3,236,747	3,391,583	-
Medical Insurance	-	-	-	-	33,553	-
TOTAL	676,196	4,895,056	6,188,739	3,877,607	10,204,245	80,000
Michael M. Achary, Chief Financial Officer
2017 Annual Bonus	269,985	269,985	269,985	-	-	-
CIC Payment	-	-	-	-	1,473,669	-
Vesting of Long Term Incentives: RSA, ISO, PSA	-	1,145,067	1,531,745	419,331	1,177,721	37,642
Vesting of Nonqualified Deferred Compensation (6)	488,995	488,995	488,995	488,995	488,995	-
Medical Insurance	-	-	-	-	7,790	-
TOTAL	758,980	1,904,047	2,290,725	908,326	3,148,175	37,642
Joseph S. Exnicios, President - Whitney Bank
2017 Annual Bonus	268,937	268,937	268,937	-	-	-
CIC Payment	-	-	-	-	1,461,698	-
Vesting of Long Term Incentives: RSA, ISO, PSA	-	1,060,736	1,409,216	387,189	1,099,445	37,457
Vesting of Nonqualified Deferred Compensation (6)	-	-	-	-	-	-
Medical Insurance	-	-	-	-	16,050	-
TOTAL	268,937	1,329,673	1,678,153	387,189	2,577,193	37,457
D. Shane Loper, Chief Operating Officer
2017 Annual Bonus	281,440	281,440	281,440	-	-	-
CIC Payment	-	-	-	-	1,526,351	-
Vesting of Long Term Incentives: RSA, ISO, PSA	-	1,160,379	1,550,687	426,591	1,196,663	38,584
Vesting of Nonqualified Deferred Compensation (6)	-	1,089,279	1,089,279	1,089,279	1,089,279	-
Medical Insurance	-	-	-	-	22,369	-
TOTAL	281,440	2,531,098	2,921,406	1,515,870	3,834,661	38,584
Cecil W. Knight Jr., Chief Banking Officer
2017 Annual Bonus	248,510	248,510	248,510	-	-	-
CIC Payment	-	-	-	-	1,272,696	-
Vesting of Long Term Incentives: RSA, ISO, PSA	-	80,396	160,793	160,793	866,316	99,269
Vesting of Nonqualified Deferred Compensation (6)	-	-	-	-	-	-
Medical Insurance	-	-	-	-	22,369	-
TOTAL	248,510	328,906	409,303	160,793	2,161,381	99,269

(1)	Only Messrs. Achary and Exnicios would actually qualify for vesting of benefits due to normal retirement under the Company’s Nonqualified Deferred Compensation Plan as of December 31, 2017, and none of the executives would qualify for vesting of long-term incentives due to retirement as of that date.

(2)	Amounts reported for “Vesting of Long Term Incentives: RSA, ISO, PSA” assume the target number of performance shares that were granted in 2016 and 2017 will be earned during the performance period. One-half of the 2016 and 2017 grants have a two-year performance period and one-half have a three-year performance period. Two-thirds of the 2016 grants with a three-year performance period will vest because the executive has worked two-thirds of the performance period as of December 31, 2017. One-third of the 2017 grants with a three-year performance period will vest because the executive has worked one-third of the performance period as of December 31, 2017. One-half of the 2017 grants with a two-year performance period will vest because the executive has worked one-half of the performance period as of December 31, 2017. In addition to the amounts reported, upon death, the beneficiaries of Messrs. Hairston, Achary, Loper and Exnicios would be entitled to a $25,000 BOLI death benefit. These death benefits are payable by the contracted insurance carrier and not by the Company.

(3)	Amounts reported for “Vesting of Long Term Incentives: RSA, ISO, PSA” assume the maximum number of performance shares that were granted in 2016 and 2017 will be earned during the performance period. One-half of the 2016 and 2017 grants have a two-year performance period and one-half have a three-year performance period. Two-thirds of the 2016 grants with a three-year performance period will vest because the executive has worked two-thirds of the performance period as of December 31, 2017. One-third of the 2017 grants with a three-year performance period will vest because the executive has worked one-third of the performance period as of December 31, 2017. One-half of the 2017 grants with a two-year performance period will vest because the executive has worked one-half of the performance period as of December 31, 2017. In addition to the amounts reported, upon disability, Messrs. Hairston, Achary and Loper would receive a monthly benefit of $7,500 under the Company’s long-term disability insurance policies. These disability benefits are payable by the contracted insurance carrier and not by the Company.

(4)	Amounts reported for “Vesting of Long Term Incentives: RSA, ISO, PSA” assume restricted stock awards do not vest. By their terms, these awards will not vest upon a change in control unless the Board of Directors exercises discretion to vest such awards as a result of the surviving entity choosing not to assume any obligations relating to the awards and choosing not to convert such awards into equivalent rights with respect to equity in the surviving entity. If these awards had vested, the amounts reported would be as follows: Hairston ($2,120,960), Achary ($1,177,721), Exnicios ($1,099,445), Loper ($1,196,663) and Knight ($866,316). Amounts reported for “Vesting of Long Term Incentives: RSA, ISO, PSA” assume the maximum number of performance shares that were granted in 2016 and 2017 will be earned during the performance period. One-half of the 2016 and 2017 grants have a two-year performance period and one-half have a three-year performance period. Two-thirds of the 2016 grants with a three-year performance period will vest because the executive has worked two-thirds of the performance period as of December 31, 2017. One-third of the 2017 grants with a three-year performance period will vest because the executive has worked one-third of the performance period as of December 31, 2017. One-half of the 2017 grants with a two-year performance period will vest because the executive has worked one-half of the performance period as of December 31, 2017. For 2016 and 2017 grants, performance below the threshold level results in no performance shares being earned. Performance at the threshold level results in 50% of the target number of shares being earned. Performance at the target level results in 100% of the target number of shares being earned. Performance at or above the maximum level results in 200% of the target number of shares being earned. The number of performance shares earned is interpolated on a linear basis for performance levels between threshold and target, and for performance levels between target and maximum.

(5)

Pursuant to each executive’s Change in Control Employment Agreement, each executive would be entitled to a lump sum severance payment equal to a multiple (three for Mr. Hairston, two for the other NEOs) of the sum of his base salary and three-year average bonus, plus continued coverage at active-employee rates under the Company’s group health plan for a number of months (36 for Mr. Hairston, 24 for the other NEOs) following termination. Amounts reported for “Vesting of Long Term Incentives: RSA, ISO, PSA” assume the maximum number of performance shares that were granted in 2016 and 2017 will be earned during the performance period. One-half of the 2016 and 2017 grants have a two-year performance period and one-half have a three-year performance period. Two-thirds of the 2016 grants with a three-year performance period will vest because the executive has worked two-thirds of the performance period as of December 31, 2017. One-third of the 2017 grants with a three-year performance period will vest because the executive has worked one-third of the performance period as of December 31, 2017. One-half of the 2017 grants with a two-year performance period will vest because the executive has worked one-half of the performance period as of December 31, 2017. For 2016 and 2017 grants, performance below the threshold level results in no performance shares being earned. Performance at the threshold level results in 50% of the target number of shares being earned. Performance at the target level results in 100% of the target number of shares being earned. Performance at or above the maximum level results in 200% of the target number of shares being earned. The number of performance shares earned is interpolated on a linear basis for performance levels between threshold and target, and for performance levels between target and maximum.

(6)	The total balance under the Nonqualified Deferred Compensation Plan as of December 31, 2017 is shown in the Nonqualified Deferred Compensation Table. This table includes only the unvested amount that would become vested upon the occurrence of the specified event under the terms of the plan.

The following summarizes the impact of the various termination and change of control scenarios, which are illustrated in the table above.

Voluntary Termination

In the event of a voluntary termination by a NEO, such executive would only be entitled to receive any unpaid amounts previously earned during his term of employment.

For Cause Termination

In the event of a for cause termination of a NEO, such executive would only be entitled to receive any unpaid amounts previously earned during his term of employment.

Normal Retirement

In the event of normal retirement of a NEO, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•	Payment of the target bonus from the 2017 Executive Incentive Plan;
•	Vesting of a percentage of the performance stock awards granted in 2016 and 2017 that are actually earned based on Company performance, with such vested percentage based on the portion of the performance period worked by the executive prior to retirement; and
•	Immediate vesting of any unvested amounts under the Nonqualified Deferred Compensation Plan.

Death

In the event of the death of a NEO, in addition to any unpaid amounts previously earned during his term of employment, beneficiaries of the deceased executive would be entitled to the following:

•	Payment of the target bonus from the 2017 Executive Incentive Plan;
•	Vesting of a percentage of the target performance stock awards granted in 2016 and 2017, with such vested percentage based on the portion of the performance period worked by the executive prior to death;
•	Immediate vesting of all outstanding options (incentive and nonqualified) and retention of such options for a one-year period;
•	Immediate vesting of all outstanding RSAs with the exception of Mr. Knight who does not meet all of the conditions for immediate vesting;
•	Immediate vesting of any unvested amounts under the Nonqualified Deferred Compensation Plan; and
•	Except for Mr. Knight, a $25,000 death benefit to be paid by the contracted insurance carrier rather than by the Company.

Disability

In the event of the disability of a NEO, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•	Payment of the target bonus from the 2017 Executive Incentive Plan;
•	Vesting of a percentage of the performance stock awards granted in 2016 and 2017 that are actually earned based on Company performance, with such vested percentage based on the portion of the performance period worked by the executive prior to becoming disabled;
•	Immediate vesting of all outstanding options (incentive and nonqualified) and retention of such options for a one-year period;
•	Immediate vesting of all outstanding RSAs with the exception of Mr. Knight, who does not meet all of the conditions for immediate vesting;
•	Immediate vesting of any unvested amounts under the Nonqualified Deferred Compensation Plan; and
•	Monthly disability benefit of $7,500 for Messrs. Hairston, Achary and Loper to be paid by the contracted insurance carrier rather than by the Company.

Change of Control Only

In the event of a change of control (defined below) only, NEOs would be entitled to the following:

•	Immediate vesting of all outstanding options (incentive and nonqualified);
•	Restricted stock awards vest only if the Board of Directors exercises its discretion to vest such awards as a result of the post-transaction surviving entity choosing not to assume any obligations relating to such awards and choosing not to convert such awards into equivalent rights with respect to equity in the post-transaction surviving entity;
•	Immediate vesting of a portion of performance share awards, with such vested portion determined based on progress toward established performance goals and the amount of time that has elapsed from the beginning of the performance period until the date of the change of control; and
•	Immediate vesting of any unvested amounts under the Nonqualified Deferred Compensation Plan, but only to the extent such vesting does not cause the excise tax provisions of Internal Revenue Code Section 4999 to be effective with respect to the executive.

One or more of the benefits listed above will be reduced to the extent necessary to avoid excise taxes under Internal Revenue Code Section 4999 if such reduction results in higher after-tax benefits to the executives than if such benefits are not reduced.

Disability, Involuntary Termination or Termination for Good Reason upon Change of Control

In the event of a disability, an involuntary termination, or a termination for good reason (defined below) of a NEO within two years following a change of control (defined below), in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•	Immediate vesting (at the time of the change of control) of amounts indicated above under Change of Control Only, with subsequent vesting (at the time of the executive’s disability or termination of employment) of any restricted stock awards that did not vest at the time of the change of control;
•	Mr. Hairston would be entitled to a lump-sum payment equal to three times his base salary and average annual bonus (for the three most recent fiscal years); and Messrs. Achary, Exnicios, Loper and Knight would be entitled to a lump-sum payment equal to two times their base salary and average annual bonus (for the three most recent fiscal years); and
•	Mr. Hairston would be entitled to up to 36 months of medical insurance continuation. Messrs. Achary, Exnicios, Loper and Knight would be entitled to up to 24 months of medical insurance continuation. Coverage would be provided at the same level of benefits as in effect at the time of the executive’s disability or termination of employment, and on the same cost sharing basis as in effect for active executives in comparable positions. Coverage would cease upon the executive becoming eligible for similar coverage provided by another employer.

One or more of the benefits listed above will be reduced to the extent necessary to avoid excise taxes under Internal Revenue Code Section 4999 if such reduction results in higher after-tax benefits to the executives than if such benefits are not reduced.

Termination in Connection with a Reduction in Force

In the event of a termination of an NEO in connection with a reduction in force, in addition to any unpaid amounts previously earned during his term of employment, he would receive pro-rated vesting of previously granted restricted stock awards under the 2016 and 2017 grants based on the number of months elapsed since the grant.

Definition of Change of Control

Generally, a change of control shall be deemed to have occurred upon the happening of any of the following events as to the Company:

•	The acquisition by any one person, or by more than one person acting as a group, of ownership of stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;
•	The acquisition by any one person, or by more than one person acting as a group, during the 12-month period ending on the date of the most recent acquisition, of ownership of stock possessing 50% or more of the total voting power of the stock of the Company;
•	The replacement during any 12-month period of a majority of the members of the Board of the Company by directors whose appointment or election is not endorsed by a majority of the members of such Board before the date of such appointment or election; or
•	The acquisition by any one person, or by more than one person acting as a group, during the 12-month period ending on the date of the most recent acquisition, of assets of the Company having a total gross fair market value of more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

For purposes of the above, “persons acting as a group” shall have the meaning as in Treasury Regulations Section 1.409A-3(i)(5)(v)(B).

Definition of Good Reason

“Good Reason” shall generally mean any of the following occurring without the executive’s consent:

•	a material diminution in the executive’s position, authority, duties or responsibilities from those which the executive held immediately prior to the effective date of the change of control;
•	requiring the executive to be based at any office which is a material change from the geographic location of the office at which the executive was employed immediately prior to the change of control;
•	a material diminution in the budget over which the executive retains authority;
•	a material diminution in the executive’s annual base salary; or
•	any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which the executive performs services for the Company.

Notwithstanding the preceding, however, none of such actions shall constitute “Good Reason” unless (1) the executive provides the Company with notice of the existence of such condition within 90 days of the initial existence thereof and a period of at least 30 days following such notice within which to remedy such condition, and (2) the executive terminates employment within two years of the initial existence of such condition.

Conditions Applicable to Receipt of Payments and Benefits

All payments and benefits to or on behalf of the NEOs (other than accelerated vesting of Long-Term Incentives and Nonqualified Deferred Compensation) in the event of disability, involuntary termination or termination for good reason upon a change of control are contingent upon such executives complying with confidentiality, non-solicitation and non-disparagement covenants during their terms of employment and for two years thereafter.

PROPOSAL NO. 2

AMENDMENT TO THE ARTICLES OF INCORPORATION

TO CHANGE THE COMPANY’S NAME TO “HANCOCK WHITNEY CORPORATION”

Our Board has unanimously approved adoption of an amendment to our Articles of Incorporation to change the name of the Company from “Hancock Holding Company” to “Hancock Whitney Corporation” and recommends that the shareholders approve the amendment, a copy of which was included in the notice of annual meeting delivered to shareholders.

Reasons for the Name Change

The Company completed the acquisition of Whitney Holding Corporation and its subsidiary bank, Whitney National Bank, in June 2011. The merger represented the combination of two well-established Gulf South banks. Hancock Bank, founded in 1899, and Whitney Bank, founded in 1883, represent two grand old banks, which have integrated fully and seamlessly in the interest of demonstrating centuries-old core values, a commitment to serve clients and a desire to grow shareholder value. Consequently, the Company has decided to honor the legacies of these brands by combining the names and operating as “Hancock Whitney Corporation” and amending the Company’s Articles of Incorporation to reflect such name change.

Effects of Name Change

If the name change amendment is approved by our shareholders, it will become effective promptly after the annual meeting when we file Articles of Amendment with the Mississippi Secretary of State. The proposed name change will not have any effect on the rights of our existing shareholders.

In connection with the proposed name change, we intend to change our ticker symbol on the NASDAQ Global Select Market from “HBHC” to “HWC.” Additionally, the Board has approved changing the name of the Bank, which will operate as “Hancock Whitney Bank” following its name change.

If the name change is not approved by our shareholders, the proposed amendment to the Company’s Articles of Incorporation will not be made and the Company’s name will remain unchanged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO EFFECT THE NAME CHANGE

PROPOSAL NO. 3

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act, we are seeking shareholder approval, on an advisory basis, of the compensation of our NEOs as disclosed in this proxy statement pursuant to SEC rules (the say-on-pay proposal). In your consideration of how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A (including its executive summary), the compensation tables, and the accompanying narrative disclosures and footnotes regarding our executive compensation program. Shareholders are asked to vote, on an advisory basis, to approve the following resolution:

RESOLVED, that the compensation paid to the named executive officers as disclosed in the proxy statement for the Company’s 2018 annual meeting of shareholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

We understand that executive compensation is an important matter for our shareholders. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our shareholders.

While this say-on-pay proposal is advisory only and the voting results are not binding, our Compensation Committee and Board will consider the outcome of the vote when making future compensation decisions for our named executive officers. It is our current policy to provide you this advisory voting opportunity annually. Accordingly, you will have the opportunity to vote on whether to approve, on an advisory basis, the compensation of our NEOs again at our 2019 annual meeting of shareholders.

We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Shareholder Communications” below.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

TRANSACTIONS WITH RELATED PERSONS

The Company, through the Bank, has made, and expects to make in the future, loans in the ordinary course of business to directors and officers of the Company and the Bank, members of their immediate families and their associates. The Bank has made such loans on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company. At the time made, no such loans involved more than the normal risk of collectability or presented other unfavorable features that require disclosure in the proxy statement.

The Bank employs several relatives of directors and executive officers, including one employee who was paid or otherwise earned compensation exceeding $120,000 in the aggregate during 2017. This employee also received benefits under certain employee benefit plans that are generally available to all similarly situated Bank employees: Jay R. Exnicios, the brother of Joseph S. Exnicios, one of our executive officers and President of the Bank, is employed by the Bank as a Corporate Banker. During 2017, Jay Exnicios received total cash compensation of $352,830, which included payment of production incentive compensation. Mr. Exnicios received stock awards valued at $26,124 (which will not fully vest until 2022). He also received benefits valued at $10,518. These benefits include matching contributions to the Hancock 401(k) plan and restricted stock dividends. During 2017, Mr. Exnicios was also a participant in the Hancock Holding Company Pension Plan. His pension value increased by $90,571.

Our Corporate Governance Guidelines require that we review all transactions that may be required to be disclosed pursuant to Item 404 of SEC Regulation S-K (Related Party Transactions) for potential conflicts of interest. Generally, the Audit Committee will be responsible for reviewing and approving all Related Party Transactions.

The Company provides brokerage services and investment advisory services and offers annuities and insurance products through its subsidiary Hancock Investment Services, Inc. (HIS). It conducts virtually all of its other business activities through the Bank, or through the Bank’s subsidiaries, and those business activities primarily consist of offering deposit accounts, making loans, and engaging in trust business. While Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits a public company from extending or renewing credit or arranging the extension or renewal of credit to an officer or director, this prohibition does not apply to loans made by depository institutions such as banks that are insured by the Federal Deposit Insurance Corporation and are subject to the insider lending restrictions of the Federal Reserve Board’s Regulation O. Accordingly, we permit our directors and executive officers, their family members and their related interests, to establish and maintain banking and business relationships in the ordinary course of business with the Bank and HIS. With respect to lending activities, the Bank has a special written policy governing affiliate and insider lending transactions. This policy prohibits extensions of credit to insiders, as defined in the policies, unless the extension of credit:

•	is made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the Bank with members of the general public; and

•	does not involve more than the normal degree of risk or other unfavorable factors.

Audit Committee review is required for any lending transaction that alone or together with other extensions of credit to an “insider” exceeds $120,000 and does not meet the criteria noted above or which becomes a past due, nonaccrual, restructured or a potential problem loan as of year-end under applicable SEC rules. Also, in compliance with Regulation O, a majority of the board of directors of the bank extending credit must approve in advance any extension of credit to any director or executive officer or any of their related interests where the aggregate lending relationship exceeds $500,000. A director with an interest in the extension of credit must abstain from voting or participating in the discussion and approval of the extension of credit.

In accordance with Regulation O, additional restrictions are imposed on extensions of credit to any executive officer. The Bank may make extensions of credit to an executive officer:

•	in any amount to finance the education of his or her children;

•	in any amount to finance or refinance the purchase, construction or renovation of a residence when secured by a first lien on the residence;

•	in any amount provided that the extension of credit is secured by U.S. Government obligations, which is the subject of an unconditional takeout commitment or guarantee by a U.S. Government entity, or a perfected security interest in a segregated deposit account of the Bank; or

•	for any other purpose if the aggregate amount of loans (excluding loans for education and residence) does not exceed $100,000.

An extension of credit covered by Regulation O to executive officers must be (1) promptly reported to the board of directors of the bank extending such credit; (2) preceded by the submission of a detailed personal financial statement; and (3) made subject to the written provision (in the promissory note or allonge thereto) that the loan will, at the option of the bank, be due and payable at any time that the executive officer is indebted to any other bank or banks in an amount greater than the dollar thresholds set forth above.

In order to promote compliance with applicable laws, regulations and rules pertaining to insider lending transactions discussed above, the Company has appointed an officer (the Regulation O Monitoring Officer) to assist Bank employees in identifying and reviewing pertinent transactions with identified insiders. The Regulation O Monitoring Officer annually receives lists of all directors and executive officers of the Company and the Bank and any other subsidiaries from our Corporate Secretary, as well as a list of our principal shareholders, if any. The information collected from directors and executive officers includes the names of these individuals and their family members, as well as the names of their related interests. This information is compiled based on questionnaires our directors and executive officers submit to the Corporate Secretary. Information available from public databases and the Bank’s records supplement the data. The Bank’s officers managing proposed extensions of credit to insiders are responsible for confirming that the proposed extensions of credit are in compliance with the Bank’s policies on insider transactions. The Regulation O Monitoring Officer will promptly notify our Corporate Secretary in the event the Regulation O Monitoring Officer detects an extension of credit to an insider that appears to violate the policy.

The Corporate Secretary follows procedures to help us determine at the end of each year whether any insider relationship or transaction has occurred that must be disclosed pursuant to the SEC’s rules regarding Related Party Transactions or that might impair a non-employee director’s independence under SEC rules or NASDAQ listing rules. These procedures include annual director and executive officer questionnaires, a survey of customer databases of the Company and its subsidiaries, as well as a review of other records, including accounts payable, payroll and real estate transaction records. The Corporate Secretary reports any insider transactions so discovered to the Audit Committee for review, approval or ratification and reports other matters that would disqualify a non-employee director from meeting NASDAQ or SEC independence requirements to the Board.

To further raise awareness regarding, and to ensure the proper handling of, insider transactions, we have adopted various codes of conduct, including the Code of Business Ethics for Officers and Associates, the Code of Ethics for Financial Officers, and the Code of Ethics for Directors. These codes, which are available on the Governance Documents page of the Investor Relations website at www.hancockwhitney.com/investors, promote the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and encourage covered persons to seek advice to avoid conflicts of interest. Employees are also prohibited from handling any customer relationship involving themselves, their relatives or affiliated businesses. Our Audit Committee is responsible for applying and interpreting the codes pertaining to senior financial officers, executive officers and directors, and shall report any violations to the Board for further action.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pre-Approval Policies and Procedures

The Company’s Audit Committee selected PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for 2017. As part of its role in overseeing the independent registered public accounting firm, the Audit Committee has adopted policies and procedures to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm. The policy requires that on an annual basis the Audit Committee pre-approve the general engagement of the independent registered public accounting firm to provide defined audit, audit-related and possible tax services within pre-approved fee levels. Unless otherwise provided, such pre-approvals shall remain in effect for 12 months. The Audit Committee may revise the list of generally pre-approved services from time to time. The Audit Committee may also grant general pre-approval for other permissible non-audit services classified as all other services, provided that such services would not impair the independent registered public accounting firm’s independence. Pre-approval may be granted by action of the full Audit Committee or, in the absence of such action, the Audit Committee Chair or his designee may pre-approve individual engagements up to a limit of $100,000. Any pre-approval granted by less than the full Audit Committee must be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee will consult the SEC’s rules and relevant guidance in applying this policy. During 2017, the Audit Committee pre-approved all services provided by PwC.

Fees and Related Disclosures for Accounting Services

The Audit Committee pre-approved all professional services provided by PwC and the related fees in 2017 and 2016. The following table discloses the fees for professional services provided by PwC in each of the last two fiscal years to the Company and its subsidiaries:

	2017	2016
Audit Fees(1)	$1,743,468	$1,642,618
Audit-Related Fees (2)	144,950	156,000
Tax Fees (3)	-	-
All Other Fees (4)	175,000	-

Total	$2,063,418	$1,798,618

(1)	Relates to services rendered in connection with the audits of the consolidated financial statements of the Company, reviews of the quarterly consolidated financial statements of the Company and the audit of the design and operating effectiveness of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Federal Deposit Insurance Corporation Improvement Act.

(2)	Relates to services rendered in connection with audits of Company subsidiaries, assurance services for compliance reporting, and registration statements.

(3)	Relates to permissible tax services.

(4)	Relates to permissible advisory services.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in monitoring the Company’s accounting and financial reporting processes and has a key role in the oversight and supervision of PwC, the Company’s independent registered public accounting firm. The Audit Committee’s role includes sole authority to: (1) appoint or replace the Company’s independent registered public accounting firm; (2) pre-approve all audit or permissible non-audit services that the Company’s independent registered public accounting firm performs on behalf of the Company; and (3) approve compensation related to all auditing services and any permissible non-audit services. The Audit Committee monitors management’s evaluation of the effectiveness of internal control over financial reporting and retains and monitors the activities of PwC. The Audit Committee also oversees the Company’s procedures for the receipt, retention and treatment of complaints the Company receives regarding accounting, internal accounting controls or auditing matters. For greater detail regarding the functions and responsibilities of the Audit Committee, please refer to the Audit Committee Charter, which is available on the Company’s Investor Relations website under www.hancockwhitney.com/investors under Corporate Overview – Committee Charting. The Audit Committee is in compliance with the Audit Committee Charter.

Management has the primary responsibility for the financial statements and reporting processes, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities for 2017, the Audit Committee reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2017. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

The Audit Committee reviewed the audited financial statements with the independent registered public accounting firm who is responsible for expressing an opinion on the conformity of those statements with GAAP and discussed with the independent registered public accounting firm the matters required to be communicated by Auditing Standard 1301, as adopted by the Public Company Accounting Oversight Board (PCAOB) in (AS 1301). The Audit Committee has also received the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s Internal Auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the Internal Auditors and the independent registered public accounting firm to discuss the results of audits, evaluations of the Company’s system of internal control over financial reporting, and the overall quality of the Company’s financial reporting. Both the Internal Auditors and the independent registered public accounting firm have unrestricted access to the Audit Committee. The Audit Committee held one executive session in 2017 and held two executive sessions with its independent accountants in 2017.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2017 be included in the Annual Report on Form 10-K for filing with the SEC. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2018, subject to ratification by a majority of the shares represented at the annual meeting.

Audit Committee of the Board of Directors,

Hardy B. Fowler, Chair

Christine L. Pickering, Vice Chair

Jerry L. Levens

Sonya C. Little

Eric J. Nickelsen

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements and to attest to the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, and until their successors are selected. PricewaterhouseCoopers LLP has served continuously as the Company’s auditor since 2009. PricewaterhouseCoopers LLP is a registered public accounting firm with the PCAOB, as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent auditor. In addition, the Audit Committee recognizes that restrictions exist as to the hiring of any current or former partner, principal, shareholder or professional employee of its independent auditor and has reasonable measures in place to ensure any such potential candidates are reviewed prior to hiring for compliance with such restrictions. The committee also requires the lead PricewaterhouseCoopers partner assigned to the Company’s audit to be rotated at least every five years. The Audit Committee and its chairperson are directly involved in the selection of the new lead partner.

Each year, the Audit Committee evaluates the qualification, performance and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor for the following year. In doing so, the Audit Committee considers, among other things: (i) external data relating to audit quality and performance, including recent PCAOB reports on PricewaterhouseCoopers and its peer firms; (ii) PricewaterhouseCoopers’ tenure as our independent auditor and its familiarity with our operations and business, accounting policies and practices and internal control over financial reporting; (iii) the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and expertise; (iv) whether the firm or any of its partners has any direct or any material indirect financial interest in the securities of the Company or any of its subsidiaries, except as auditors and consultants on accounting procedures and tax matters; and (v) PricewaterhouseCoopers’ independence. Based on this evaluation, the members of the Audit Committee and the Company’s Board believe that the continued retention of PricewaterhouseCoopers is in the best interests of the Company and its shareholders.

The Board anticipates that representatives of PricewaterhouseCoopers LLP will be in attendance at the annual meeting and will be available to respond to questions.

Although not required to do so, the Company’s Board has chosen to submit its selection of PricewaterhouseCoopers LLP for ratification by the Company’s shareholders. It is the intention of the persons named in the proxy to vote such proxy FOR the ratification of this selection. If this proposal does not pass, the Audit Committee will reconsider the selection. The proposal will be ratified if the votes cast favoring the appointment exceed the votes cast opposing it. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE BOOKS OF THE COMPANY AND ITS SUBSIDIARIES FOR 2018.

SHAREHOLDER COMMUNICATIONS

The Board provides a process for shareholders to send communications to the Board or to individual directors. Information regarding this process is set out in the Corporate Governance Guidelines, which are available to shareholders on the Governance Documents page of the Investor Relations section of our website at www.hancockwhitney.com/investors.

OTHER MATTERS

We do not know of any matters to be presented at our 2018 annual meeting other than those set forth in the accompanying notice. However, if any other matters properly come before the annual meeting or any adjournments or postponements thereof, the proxy holders will vote or abstain from voting thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

SEC Rule 14a-8. If you are a shareholder who would like us to include your proposal in our notice of the 2019 annual meeting and related proxy materials, you must follow SEC Rule 14a-8. In submitting your proposal, our Corporate Secretary must receive your proposal, in writing, at our principal executive offices, no later than December 13, 2018. If you do not follow Rule 14a-8, we will not consider your proposal for inclusion in next year’s proxy statement.

Advance notice procedures. Under our Bylaws, a shareholder who wishes to nominate an individual for election to the Board of Directors directly at an annual meeting, or to propose any business to be considered at an annual meeting, must deliver advance notice of such nomination or business to the Company. The shareholder must be a shareholder as of the date the notice is delivered and at the time of the annual meeting and must be entitled to vote at the meeting. The notice must be in writing and contain the information specified in our Bylaws for a director nomination or other business, and director nominations must include the related questionnaire and agreement specified in our Bylaws. If you would like to receive a printed copy of our Bylaws at no cost you may request these by contacting Ms. Joy Lambert Phillips, Corporate Secretary, Hancock Holding Company, One Hancock Plaza, 2510 14th Street, Suite 610, Gulfport, MS 39501 or at P.O. Box 4019, Gulfport, MS 39502.

Based on this year’s annual meeting date, to be timely, the written notice must be delivered not earlier than January 24, 2019 (the 120th day prior to the first anniversary of this year’s annual meeting) and not later than February 23, 2019 (the 90th day prior to the first anniversary of this year’s annual meeting) to the Corporate Secretary at our principal executive offices by mail or overnight delivery service.

These advance notice procedures are separate from the procedures you must follow to submit a director nominee for consideration by the Corporate Governance Committee for recommendation to the Board for election as described under Board of Directors and Corporate Governance — Board Committees — Corporate Governance and Nominating Committee – Identification of New Directors and from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement pursuant to SEC Rule 14a-8 referred to above.

The proxies we appoint for the 2019 annual meeting may exercise their discretionary authority to vote on any shareholder proposal timely received and presented at the meeting. Our proxy statement must advise shareholders of the proposal and how our proxies intend to vote. A shareholder may mail a separate proxy statement to our shareholders, and satisfy certain other requirements, to remove discretionary voting authority from our proxies.

At the annual meeting, the Chairperson or other officer presiding will determine whether any nomination or other business proposed to be brought before the annual meeting was made or proposed in accordance with our Bylaws, and shall have the authority to declare that a defective proposal or nomination be disregarded.

Please direct any questions about the requirements or notices in this section by writing to Ms. Joy Lambert Phillips, Corporate Secretary, Hancock Holding Company, One Hancock Plaza, 2510 14th Street, Suite 610, Gulfport, MS 39501 or at P.O. Box 4019, Gulfport, MS 39502.

By Order of the Board of Directors.

James B. Estabrook, Jr.	John M. Hairston
Chairman of the Board	President and CEO

Dated: April 12, 2018

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Core Revenue, Core Pre-Provision Net Revenue, and Core Net Income and Earnings Per Share (Core EPS) are non-GAAP financial measures that exclude the impact of net purchase accounting accretion resulting from the fair market value adjustments related to acquired operations, the amortization of the FDIC loss share receivable related to loans acquired in an FDIC assisted transaction, and other nonoperating items. Core Revenue and Core Pre-Provision Net Revenue are presented on a taxable equivalent (te) basis to adjust for the tax-favored status of net interest income from certain loans and investments. These measures are used by management to gain a better understanding of the Company’s performance period over period, as well as measure management’s success in executing its strategic initiatives. Core pre-provision net revenue is also a useful financial measure to assess the Company’s ability to generate capital to cover credit losses through a credit cycle.

A reconciliation of these measures to GAAP measures is presented in the tables below:

Table 1. Core Revenue and Core Pre-Provision Net Revenue – Years Ended December 31, 2017 and 2016

(in thousands)	2017	2016
Net interest income	$792,312	$659,116
Noninterest income	267,781	250,781

Total revenue	$1,060,093	$909,897
Taxable-equivalent adjustment (a)	34,390	25,839
Purchase accounting adjustments - revenue (b)	(25,846)	(13,367)
Nonoperating revenue	(4,352)	—

Core revenue (te)	$1,064,285	$922,369
Noninterest expense	(692,691)	(612,315)
Intangible amortization	22,417	19,781
Nonoperating expense	28,473	4,978

Core pre-provision net revenue (te)	$422,484	$334,813

(a)	Taxable equivalent (te) amounts are calculated using a marginal federal income tax rate of 35%.
(b)	Includes net loan discount accretion and net investment premium amortization arising from acquisitions accounted for as business combinations and amortization of the FDIC loss share receivable.

Table 2. Core Net Income and Earnings per Share – Year Ended December 31, 2017

($ in millions)	Net Income	EPS
Reported Net Income	$215.6	$2.48

Nonoperating Items:

Net nonoperating items, after tax	15.7	0.18

DTA re-measurement charge	19.5	0.23

Operating Net Income	$250.8	$2.89

Purchase accounting adjustments	(3.4)	(0.04)

Taxes on adjustments	1.2	0.01

Core Net Income and Core EPS	$248.6	$2.86

Investor Relations

P.O. Box 61260

New Orleans, LA 70161

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, May 23, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote			For	Withhold	For All
FOR the following:			All	All	Except

1.	Election of Directors		☐	☐	☐
Nominees

01 John M. Hairston 02 James H. Horne			03 Jerry L. Levens			04 Christine L. Pickering

The Board of Directors recommends you vote
FOR the following proposals:			For	Against	Abstain

2.	To approve an amendment to the Company’s Articles of Incorporation to change the Company’s name to Hancock Whitney Corporation.		☐	☐	☐

3.	To approve, on an advisory basis, the compensation of our named executive officers.		For ☐	Against ☐	Abstain ☐	NOTE: Such other business may be conducted if properly brought before the meeting or any adjournment thereof.
4.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2018.		For ☐	Against ☐	Abstain ☐

	For address change/comments, mark here (see reverse for instructions)				☐
Yes No
	Please indicate if you plan to attend this meeting				☐ ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

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HANCOCK HOLDING COMPANY PROXY FOR 2018 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of Hancock Holding Company does hereby nominate, constitute, and appoint Michael M. Achary and Joseph S. Exnicios, each of them, as proxies (with full power of substitution), and hereby authorizes them to vote upon all matters that may properly come before the meeting including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below, with full power to vote all shares of common stock of Hancock Holding Company, that the undersigned is entitled to vote at the annual meeting of shareholders to be held at 10:30 a.m. Central Time, May 24, 2018 at One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi or any adjournments or postponements thereof.

IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS FOR PROPOSAL 1, PROPOSAL 2, PROPOSAL 3, and PROPOSAL 4 AND AS THE PROXIES DECIDE ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side